Exhibit 4.12

CREDIT AGREEMENT

dated as of

March 20, 2014

Among

CATALYST PAPER CORPORATION
as Borrower and Loan Party

and

CATALYST PAPER, CATALYST PAPER HOLDINGS INC., CATALYST PAPER (USA) INC., CATALYST PULP AND PAPER SALES INC., CATALYST PULP SALES INC., CATALYST PULP OPERATIONS LIMITED, CATALYST PAPER (SNOWFLAKE) INC., PACIFICA PAPERS SALES INC., PACIFICA PAPERS US INC., PACIFICA POPLARS INC., PACIFICA POPLARS LTD., 0606890 B.C. LTD., CATALYST PAPER ENERGY HOLDINGS INC. AND ELK FALLS PULP AND PAPER LIMITED
as Loan Parties

The Lenders Party Hereto

and

CANADIAN IMPERIAL BANK OF COMMERCE
as Administrative Agent

CANADIAN IMPERIAL BANK OF COMMERCE and WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
as Joint Bookrunners and Co-Lead Arrangers

and

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
as Co-Collateral Agent

and

CANADIAN IMPERIAL BANK OF COMMERCE
as Co-Collateral Agent

Table of Contents

SCHEDULES

EXHIBITS:

CREDIT AGREEMENT dated as of March 20, 2014 (as it may be amended or modified from time to time, this "Agreement") among CATALYST PAPER CORPORATION, a corporation existing under the federal laws of Canada, as Borrower, CATALYST PAPER, a general partnership formed under the laws of the Province of British Columbia, by its managing partner CATALYST PAPER CORPORATION, CATALYST PAPER HOLDINGS INC., a corporation formed under the laws of the State of Delaware and CATALYST PAPER (USA) INC., a corporation formed under the laws of the State of California, CATALYST PULP AND PAPER SALES INC., a company formed under the laws of the Province of British Columbia, CATALYST PULP SALES INC., a company formed under the laws of the Province of British Columbia, CATALYST PULP OPERATIONS LIMITED, a company existing under the laws of the Province of British Columbia, CATALYST PAPER (SNOWFLAKE) INC., a corporation formed under the laws of the State of Delaware, PACIFICA PAPERS SALES INC., a corporation formed under the laws of the State of Delaware, PACIFICA PAPERS US INC., a corporation formed under the laws of the State of Delaware, PACIFICA POPLARS INC., a corporation formed under the laws of the State of Delaware, PACIFICA POPLARS LTD., a company formed under the laws of the Province of British Columbia, 0606890 B.C. LTD., a company formed under the laws of the Province of British Columbia, CATALYST PAPER ENERGY HOLDINGS INC., a corporation formed under the federal laws of Canada, ELK FALLS PULP AND PAPER LIMITED a company formed under the laws of the Province of British Columbia as Loan Parties, the Lenders party hereto, and CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent.

WHEREAS the Lenders have agreed to provide a term credit facility to the Borrower.

FOR VALUE RECEIVED, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABL Agent" means Canadian Imperial Bank of Commerce, as administrative agent pursuant to the ABL Credit Agreement and any permitted successor and assign thereof pursuant thereto.

"ABL Credit Agreement" means the credit agreement dated as of September 13, 2012 among the Borrower, the other borrowers party thereto, the Loan Parties party thereto, the ABL Lenders and the ABL Agent, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

"ABL Lenders" means each of the lenders to the borrowers provided for in the ABL Credit Agreement.

"ABL Loan Documents" shall have the meaning ascribed to "Loan Documents" in the ABL Credit Agreement.

"ABL Loan Parties" means each Person that is a borrower or a guarantor pursuant to the ABL Credit Agreement and the ABL Loan Documents.

"ABL Obligations" means all unpaid principal of and accrued and unpaid interest on the loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the ABL Loan Parties to the ABL Lenders or to any ABL Lender, the ABL Agent, or any indemnified party arising

under the ABL Loan Documents (including Derivative Secured Obligations and Banking Service Obligations as such terms are defined in the ABL Credit Agreement).

"ABL Priority Lien Collateral" means all of the following assets and property of the Borrower and any of the ABL Loan Parties, now owned or hereafter acquired by the Borrower or the ABL Loan Parties or in which the Borrower or any ABL Loan Party now has or hereafter acquires any interest:

(a) All Inventory, including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, supplies and goods used in or procured for packing and materials used or consumed in the business of the Borrower and the ABL Loan Parties;

(b) all accounts due or accruing (other than (i) identifiable proceeds of Notes Priority Lien Collateral, and (ii) Excluded Assets Collateral Proceeds arising on or after the date the Borrower and the ABL Agent receive written notice of the occurrence of a Noteholder Secured Default and the acceleration of the principal amount of a Series of Secured Debt) and all right, title and interest of the Borrower and the other ABL Loan Parties in any letters of credit or policies of insurance issued to protect against non-payment of accounts and all related agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating to them;

(c) all rights under Derivatives Transactions with ABL Lenders;

(d) all monies and claims for monies now or hereafter due and payable in connection with any or all of the property described in (a), (b) and (c), all present and future acquired deposit accounts and other accounts of the Borrower and the ABL Loan Parties, all cash, cash equivalents and other monies of the Borrower and the ABL Loan Parties and all cash and non-cash proceeds of the foregoing (other than in each case (i) any Noteholder Proceeds Collateral Account and any proceeds of Notes Priority Lien Collateral on deposit therein and any other identifiable proceeds of Notes Priority Lien Collateral that the Collateral Trustee is not prohibited from recovering under Section 3.5 of the Intercreditor Agreement, and (ii) Excluded Assets Collateral Proceeds arising on and after the date the Borrower and the ABL Agent receive written notice of the occurrence of a Noteholder Secured Default and the acceleration of the principal amount of such Series of Secured Debt);

(e) all books and records, documents, instruments, documents of title, investment property, financial assets, instruments, chattel paper, supporting obligations, commercial tort claims, letters of credit and letter of credit rights and other claims and causes of action, in each case, in connection with the foregoing;

(f) all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in (a) through (e) inclusive of this definition; and

(g) all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in (a) through (f) inclusive of this definition, but for greater certainty, excluding (i) identifiable proceeds of Notes Priority Lien Collateral except to the extent of any such proceeds deposited in an account other than the Noteholder Proceeds Collateral Account which the Collateral Trustee is prohibited from recovering under Section 3.5 of the Intercreditor Agreement, and (ii) Excluded Assets Collateral Proceeds arising on or after the date that the Borrower and the ABL Agent receives written notice of occurrence of a Noteholder Secured Default and the acceleration of the principal amount of a Series of Secured Debt.

For greater certainty, any of the items set forth in this definition that are or become branded or otherwise produced through the use of any general intangibles or intellectual property shall constitute ABL Priority Lien Collateral.

"Account" means, in respect of each Loan Party, all of such Loan Party's now existing and future accounts (as defined in the PPSA).

"Account Debtor" means, in respect of a given Account, chattel paper or general intangible, any Person obligated thereon.

"Acquired ABL Collateral" has the meaning assigned to such term in Section 6.04(h).

"Acquired Debt" means Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Loan Party or is merged or amalgamated with or into or consolidated with the Borrower or a Loan Party or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Loan Party or such merger, amalgamation, consolidation or acquisition.

"Acquisition" means any transaction, or any series of related transactions, consummated after the Effective Date, by which any Loan Party, directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person comprising any business that is not managed by a board of directors or other governing body, or (d) otherwise acquires Control of a Person engaged in a business.

"Additional Excluded Items" means, regardless of the amount of Net Proceeds arising therefrom:

(a) any Disposition of PRSC or any part thereof or interest therein;

(b) any Disposition of all or any portion of the lands located at or near Powell River, British Columbia which are legally described as Parcel Identifier 010 267 361; Block 55 District Lot 450 Group 1 New Westminster District Plan 8096 except: Firstly, part subdivided by Plan 13475; Secondly, part subdivided by Plan 14965; Thirdly, part subdivided by Plan 16963; Fourthly, part subdivided by Plan BCP23890; Fifthly, part subdivided by Plan BCP37022;

(c) the remaining sale proceeds in the amount of $750,000 in connection with the sale of the Port Alberni effluent lagoon and surplus land.

"Administrative Agent" means Canadian Imperial Bank of Commerce, together with its affiliates, in its capacity as administrative agent for the Lenders hereunder, together with any of its successors and assigns.

"Affiliate" means, with respect to any Person, (a) any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; (b) any Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of voting stock or equity interest (including partnership interests) of such Person; (c) any Person, 10% or more of any class of the voting stock (or if such Person is not a corporation, 10% or more of the equity interest, including

partnership interests) of which is beneficially owned or held, directly or indirectly, by such Person; or (d) any Person related within the meaning of the ITA to such Person and includes any "Affiliate" within the meaning specified in the *Canada Business Corporations Act* on the date hereof. The term control (including the terms "controlled by" and "under common control with"), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

"Aggregate Term Exposure" means, at any time, the aggregate amount of the Term Loan outstanding at such time.

"AML Legislation" has the meaning assigned to such term in Section 9.15(a).

"Applicable Law" means all federal, provincial, state, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority legally binding on the Person referred to in the context in which such word is used (however including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority).

"Applicable Pension Laws" means the *Pension Benefits Standards Act* (British Columbia) or the similar pension standards statute of Canada or other applicable Canadian jurisdictions, and the ITA, and the regulations of each, as amended from time to time (or any successor statute).

"Applicable Percentage" means, with respect to any Lender, (a) with respect to the Term Loan, a percentage equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the total Commitments or, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender's share of the Aggregate Term Exposure at that time.

"Approved Fund" has the meaning assigned to such term in Section 9.04.

"Asset Acquisition" means (i) an Investment by the Borrower or any Loan Party in any other Person pursuant to which such Person becomes a Loan Party, or shall be merged or amalgamated with or into the Borrower or any Loan Party or (ii) the acquisition by the Borrower or any Loan Party of the assets of any Person (other than a Loan Party) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Assignment of Claims Act" means the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

"Attorney" has the meaning assigned to such term in Section 9.01.

"Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award,

determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of law.

"Bankruptcy Code" means the *Federal Bankruptcy Reform Act of 1987* (11 U.S.C. §101, et seq.) of the United States of America, as amended from time to time, and the regulations issued from time to time thereunder.

"Bankruptcy Event" means, with respect to any Person, such Person files a petition or application seeking relief under any Insolvency Law or becomes the subject of a bankruptcy or insolvency proceeding, or has had an interim receiver, receiver, receiver and manager, liquidator, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within Canada or the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Base Note Indenture" means the indenture dated September 13, 2012 between the Borrower, as issuer, the guarantors party thereto, as guarantors, the Indenture Trustee and the Collateral Trustee, as supplemented by the PIK Toggle Notes Supplemental Indenture, and as further supplemented, amended, waived, modified or amended and restated from time to time in accordance with the Intercreditor Agreement.

"BIA" means the *Bankruptcy and Insolvency Act* (Canada) as amended from time to time (or any successor statute).

"Borrower" means Catalyst Paper Corporation.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Vancouver, Toronto or New York City are authorized or required by law to remain closed.

"Canadian Benefit Plan" means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

"Canadian Dollar Equivalent" means, as of any date, with respect to any borrowing or other extension of credit or other conversion of any amount expressed in any other currency (the "Other Currency"), the amount of Canadian Dollars that would be required to purchase the amount of such Other Currency of such borrowing or extension of credit or other conversion based on the Administrative Agent's quoted rate of exchange prevailing, in each case, as of the date immediately prior to the date of such borrowing, extension of credit (or, in the case of any other conversion, on the date of determination therein referred to). For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Other Currency.

"Canadian Dollars", "Cdn $", "Dollars", "dollars" or "$" shall mean the lawful currency of Canada.

"Canadian Pension Plan" means a pension plan within the meaning of the Applicable Pension Laws maintained for employees of any Loan Party or Related Party in Canada in respect of which, (i) any Loan Party or Related Party makes, has made or is required to make (at any time during the five (5) calendar years preceding the date of this Agreement) contributions in respect of its employees, or (ii) any Loan Party or any Related Party has incurred or may incur liability, including contingent liability.

"Canadian Prime Rate" means, for any period, the rate per annum determined by the Administrative Agent to be the greater of (i) the rate of interest per annum most recently announced or established by Canadian Imperial Bank of Commerce as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as "prime rate" (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by Canadian Imperial Bank of Commerce and (ii) the sum of (a) the yearly interest rate to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%).

"Capital Expenditures" means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means:

(a) marketable obligations issued or unconditionally guaranteed by the Canadian or United States government, or any province or state thereof maturing within 12 months of the date of acquisition;

(b) certificates of deposit, guaranteed investment certificates, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of Canada or the United States or any province, state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights;

(c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); and

(d) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

"Catalyst Paper" means Catalyst Paper General Partnership, a general partnership comprised of the Borrower and Catalyst Pulp Operations Limited.

"Catalyst (USA)" means Catalyst Paper (USA) Inc.

"Catalyst US Holdco" means Catalyst Paper Holdings Inc.

"CDOR Rate" means the Canadian deposit offered rate for Canadian Dollar deposits with a maturity of one month (the "Interest Period") which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the Interest Period for Canadian Dollar-denominated bankers' acceptances displayed and identified as such on the "Reuters Screen CDOR Page" as defined in the International Swap and Derivatives Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

"Change in Control" means the occurrence of any of the following events or circumstances:

(a) any Person or group of Related Parties becomes the beneficial owner, directly or indirectly, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower (other than by consolidation, merger or amalgamation),;

(b) there shall be consummated any consolidation or merger or amalgamation of the Borrower or pursuant to which the common shares of the Borrower would be converted into cash, securities or other property, other than a merger or consolidation or amalgamation of the Borrower in which the holders of the common shares of the Borrower outstanding immediately prior to the consolidation or merger or amalgamation hold, directly or indirectly, at least a majority of the common shares of the surviving corporation immediately after such consolidation or merger or amalgamation, or

(c) the first date on which a majority of the members of the board of directors of the Borrower are not Continuing Directors; or

(d) the Borrower ceases to be the beneficial owner, directly, or indirectly, of 100% of the issued and outstanding Equity Securities of each of the other Loan Parties.

"Change in Law" means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for

International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Canadian, United States or foreign regulatory authorities, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"Chartis" means Chartis Insurance Company of Canada.

"Co-Collateral Agents" means Wells Fargo Capital Finance Corporation Canada and Canadian Imperial Bank of Commerce and the permitted successors and assigns of either of them.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means, collectively, the ABL Priority Lien Collateral and the Notes Priority Lien Collateral.

"Collateral Documents" means, collectively, the Security Agreements, the Mortgages and all other documents pursuant to which a Person guarantees payment or grants a Lien upon any real or personal property as security for payment of the Secured Obligations and the Noteholder Secured Obligations.

"Collateral Matter" has the meaning assigned to such term in Section 8.02.

"Collateral Requiring Consent" means at any date any rights or interest of the Borrower or any Loan Guarantor in any Equity Securities or under any agreement, contract, document, license or instrument, in each case other than a leasehold interest in real property (any such Capital Stock, agreement, contract, document, license or instrument referred to solely for purposes of this definition as an "Interest") to the extent that such Interest by its terms or by the terms of any shareholder or partnership agreement applicable to any such Capital Stock, or any requirement of law, (i) prohibits (other than a prohibition in favour of the Borrower or a Loan Guarantor), (ii) requires any consent (which has not been obtained) of any Person (who is not the Borrower of a Loan Guarantor), or establishes any other condition (which has not been satisfied) in favor of any Person (who is not the Borrower or a Loan Guarantor) for or (iii) would terminate or be violated (except as may be waived by the Borrower or a Loan Guarantor) because of, an assignment thereof or a grant of a security interest therein by the Borrower or a Loan Guarantor.

"Collateral Trust Agreement" means the collateral trust agreement dated September 13, 2012 between the Borrower, the guarantors from time to time party thereto, the Indenture Trustee, the other secured debt representatives from time to time party thereto and the Collateral Trustee, as amended, waived, supplemented, modified or amended and restated from time to time in accordance with the Intercreditor Agreement.

"Collateral Trustee" means Computershare Trust Company of Canada, in its capacity as collateral trustee pursuant to the Base Note Indenture and under the Note Collateral Documents for the benefit of the Indenture Trustee, the Administrative Agent, the Lenders and the holder of the Notes and any successor thereto in such capacity.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan hereunder. The initial amount of each Lender's Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders' Commitments on the Effective Date is $20,000,000.

"Commitment Letter" means the commitment letter dated March 4, 2014 between the Borrower and Canadian Imperial Bank of Commerce, as amended, waived, supplemented, modified or amended and restated from time to time.

"Commitment Schedule" means the Schedule attached hereto identified as such.

"Compliance Certificate" has the meaning assigned to such term in Section 5.01(d).

"Condemnation" has the meaning assigned to such term in Section 5.09(c).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated Tangible Assets" means the sum of the net book value of the assets of the Borrower and its Subsidiaries less, without duplication, the sum of the net book value of the goodwill, trademarks, copyrights, patents, trade names, organization expense, treasury stock, deferred charges, unamortized debt discount expense and other similar intangible assets of the Borrower and its Subsidiaries.

"Continuing Director" means, with respect to the Borrower, as of any date of determination, any member of the board of directors of the Borrower (i) who was a member of the board of directors of the Borrower on the Effective Date or (ii) whose appointment or election was approved by the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of the Borrower at the time of such director's nomination or election.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Party" means the Administrative Agent or any other Lender and "Credit Parties" means all of them.

"Custodian" has the meaning assigned to such term in Section 8.01.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Defined Benefit Plan" means any Canadian Pension Plan or fund which is a defined benefit plan.

"Derivatives Transaction" means any transaction of a type commonly considered to be a derivatives transaction, any combination of such transactions or any agreement relating to any such transaction or combination of transactions, in each case, whether relating to one or more of currencies, interest, commodities, securities or other matters, including but not limited to (a) any option, collar, floor or cap, (b) any forward contract, and (c) any rate swap, basis swap, commodity swap, cross-currency swap or other swap or contract for differences, and shall include all obligations, liabilities and Indebtedness arising under all agreements, documents, certificates and instruments entered into by any Loan Party.

"Disposition" means, with respect to any property or asset of any Person, any direct or indirect sale, assignment, cession, transfer (including any transfer of title to or any lease of such property or asset) or exchange, conveyance, release or gift of such property or asset, including by means of a sale-leaseback

transaction (unless accounted for as a Capital Lease Obligation) and including any such transfer arising on liquidation, dissolution or winding up of such Person; and "Dispose" and "Disposed" have meanings correlative thereto.

"Disposition Event" means any Disposition or related series of Dispositions by a Loan Party of any Note Priority Lien Collateral in respect of which a Loan Party receives (but excluding if received from another Loan Party) Net Proceeds in an aggregate amount exceeding $1,000,000 provided that, should there not exist a Default or an Event of Default at the time of Disposition, a Disposition Event shall not include the Disposition of Excluded Assets and Additional Excluded Items. Should there exist a Default or an Event of Default, a Disposition Event will include all Dispositions regardless as to the amount of Net Proceeds received by a Loan Party.

"EBITDA" means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds (provided such tax refunds relate to amounts previously paid in cash), (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vi) Rentals, and (vii) expenses for any U.S. Pension Plan, any Canadian Pension Plan or any Canadian Benefit Plan, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) of this definition taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For greater certainty, foreign exchange losses or gains on Indebtedness denominated in US Dollars shall be treated as non cash charges or non cash items of income, respectively.

"EDC" means Export Development Canada and its successors and assigns;

"Effective Date" means March 20, 2014 or such later date agreed to between the Borrower and the Lenders.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders-in-council, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of any Hazardous Materials and which are legally binding on a Loan Party or any Property of a Loan Party.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any presence of or exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equipment" means, in respect of each Loan Party, all of such Loan Party's present and hereafter acquired equipment (as defined in the PPSA).

"Equity Securities" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person's capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

"Equivalent Amount" means, on any date of determination, with respect to obligations or valuations denominated in one currency (the "first currency"), the amount of another currency (the "second currency") that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of the first currency based on the spot rate at which the second currency is offered at the start of such day by Canadian Imperial Bank of Commerce in Toronto, Ontario or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrowers and Administrative Agent.

"ERISA" means the *Employee Retirement Income Security Act* of 1974, as amended from time to time, and all regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

"ERISA Event" means, with respect to any Loan Party or any ERISA Affiliate,

(a) any event described in Section 4043 of ERISA (other than a reportable event as to which the provision of notice is waived under applicable regulations);

(b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan;

(d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA;

(e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC;

(f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;

(g) a determination that any Title IV Plan is or is expected to be in "at risk" status within the meaning of Title IV of ERISA;

(h) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA;

(i) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA;

(j) with respect to a US Pension Plan intended to be qualified under Section 401(a) of the Code, the loss of a US Pension Plan's qualification or tax exempt status; or

(k) the termination of a US Pension Plan described in Section 4064 of ERISA.

"ETA" means Part IX of the *Excise Tax Act* (Canada), as amended from time to time (or any successor statute).

"Event of Default" has the meaning assigned to such term in Article VII.

"Excluded Assets" means the collective reference to:

(a) (i) all Excluded Equipment and (ii) all motor vehicles and other equipment comprising "serial numbered goods" under the PPSA or under any other applicable personal property security laws governing the perfection of security interests in such motor vehicles or Equipment;

(b) the following surplus assets and existing assets scheduled to be sold:

(i) all real and personal property, now owned or hereafter acquired, including all leasehold interests, forming part of, located on, used by the Borrower or any Loan Guarantor solely in connection with, or relating solely to the Elk Falls facility, save and except for all proceeds which arise, from and after the date of this Agreement, under the agreement between Catalyst Paper General Partnership and Schnitzer Steel B.C., Inc., as approved by the British Columbia Supreme Court by Order dated March 21, 2012, or in respect of the property and assets that are the subject of such agreement;

(ii) the Canadian Poplar Farm Lands;

(iii) the U.S. Poplar Farm Lands; and

(iv) all leasehold interests in real property other than the Leasehold Collateral;

provided, however, that at no time shall the sum of (x) the aggregate book value of all Excluded Assets referred to in this clause (b) plus (y) commencing 120 days after September 13, 2012, the aggregate book value of all Leasehold Collateral Requiring Consent, exceed $25,000,000;

(c)

(i) all present and after-acquired real and personal property interests owned by any Subsidiary of the Borrower which is not a Loan Guarantor or in the future required to be a Loan Guarantor in accordance with the terms of the Base Note Indenture;

(ii) the Borrower's interest in all present and after acquired real and personal property owned jointly by the Borrower and any Subsidiary that is not a Loan Guarantor as tenants in common (except to the extent that Borrower's beneficial interest therein

may be subject to a security interest in compliance with applicable contractual requirements, without any obligation on the Borrower to obtain any consent);

(iii) the interest of the Borrower as nominee in respect of any real property interest held by the Borrower as nominee for any Subsidiary that is not a Guarantor or required in the future to be a Loan Guarantor, including the following lands:

025-961-373 Lot F Blocks 43 and 46 District Lot 450 New Westminster District Plan BCP7701

(d) all real property interests that are not (i) fee simple interests, (ii) appurtenant to or for the benefit of any fee simple interest, or (iii) Leasehold Collateral;

(e) any interest in real property acquired after the date of the Base Note Indenture if the net book value of such interest is less than $250,000; and

(f) any other property that would otherwise comprise Notes Priority Lien Collateral, so long as the aggregate book value of the Excluded Assets under this clause (e) does not exceed $1,000,000 in the aggregate at any one time;

provided that all proceeds in any form derived directly or indirectly from any sale, disposition or other dealing with all or any of the property described in clauses (a), (b), (c)(ii), (d), (e), (f) and (h), including the proceeds of such proceeds, shall not constitute Excluded Assets and are herein called "Excluded Assets Collateral Proceeds".

"Excluded Assets Collateral Proceeds" has the meaning ascribed to such term in the definition of Excluded Assets.

"Excluded Equipment" means at any date any goods, but excluding any Inventory, of the Borrower or any Loan Guarantor which is subject to a Purchase Money Lien or is the subject of a Capital Lease Obligation if and to the extent that (i) a restriction in favor of a Person who is not the Borrower or a Loan Guarantor contained in the agreements or documents creating or governing such Purchase Money Lien or Capital Lease Obligation prohibits, or requires any consent (which has not been obtained) of a Person who is not the Borrower or a Loan Guarantor or establishes any other condition (which has not been satisfied) in favour of a Person who is not the Borrower or a Loan Guarantor for, or would result in the termination of such agreement or document because of, an assignment thereof, or a grant of a security interest therein, by the Borrower or any Loan Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Borrower or any Loan Guarantor with the proceeds of such Purchase Money Debt or that is/are the subject of such Capitalized Lease Obligation, and all attachments thereto, improvements thereof and substitutions therefor.

"Excluded Assets Collateral Proceeds" has the meaning assigned to such term in the Intercreditor Agreement.

"Excluded Taxes" means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income, branch profits or franchise Taxes imposed on (or measured by) net income or capital, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes; (b) any U.S. federal withholding Taxes imposed under FATCA; and (d) any Taxes attributable to such Recipient's failure to comply with Section 2.17(f).

"Exit Notes" means the Borrower's floating rate senior notes due 2016, issued pursuant to the Exit Note Supplemental Indenture.

"Exit Note Supplemental Indenture" means the second supplemental indenture (floating rate senior secured notes) dated September 13, 2012 between the Borrower, as issuer, the guarantors party thereto, as guarantors, the Indenture Trustee and the Collateral Trustee, as amended, supplemented, waived, modified or amended and restated from time to time in accordance with the Intercreditor Agreement.

"FATCA" means Sections 1471 through to 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or a Loan Party, in each case as required pursuant to this Agreement.

"Fiscal Quarter" means any fiscal quarter of the applicable Loan Party.

"Fiscal Year" means, in respect of the Borrower and all Loan Parties other than Catalyst Paper, any fiscal year commencing January 1st and ending December 31st, and in respect of Catalyst Paper means any fiscal year commencing February 1st and ending January 31st.

"Fixed Charges" means, for any period, without duplication, cash Interest Expense, plus Rentals, plus prepayments and scheduled principal payments on Indebtedness actually made, plus expense for taxes paid in cash, plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any US Pension Plan, any Canadian Pension Plan or any Canadian Benefit Plan, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For greater certainty, (i) cash Interest Expense excludes the amortization of deferred debt issuance costs and discounts or premiums on debt issues and (ii) scheduled principal payments on Indebtedness excludes amounts refinanced on maturity of such Indebtedness.

"Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

"GAAP" means at any particular time with respect to any Loan Party, generally accepted accounting principles as in effect at such time in the United States of America or Canada, as applicable, consistently applied; provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, "GAAP" shall refer to the principle which is then employed by the applicable Loan Party with the concurrence of its independent public or chartered accountants, who are acceptable to the Administrative Agent. For greater certainty, as of the Effective Date, GAAP shall refer to such principles as then in effect in the United States of America.

"Governmental Authority" means the government of Canada, the United States of America, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, taxation authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"GST" means the goods and services tax and all other amounts payable under the ETA or any similar legislation in any other jurisdiction of Canada, including QST and HST.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Materials" means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes regulated under or the subject of any Applicable Law relating to the preservation, protection, pollution or contamination of the environment or (b) is, or is deemed under any Applicable Law to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, including asbestos or asbestos containing materials, polychlorinated biphenyls, petroleum or petroleum distillates and radon gas.

"Hostile Acquisition" means an acquisition or take-over bid, as defined by Applicable Law, by a Loan Party or in which a Loan Party is involved, in respect of which the board of directors of the target company has recommended against acceptance of such acquisition or take-over bid to the target company's shareholders.

"HST" means all amounts payable as harmonised sales tax in the Provinces of British Columbia, Ontario, Nova Scotia, Newfoundland and New Brunswick under the ETA.

"IFRS" means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in Canada.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits of third parties made with such Person or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) the net amount of obligations of such Person (determined on a mark-to-market basis) under Derivatives Transactions, and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other

than for other Equity Securities) any Equity Securities of such Person, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary liquidation preference, plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general or limited partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Indenture Trustee" means Wilmington Trust, National Association, in its capacity as trustee pursuant to the Base Note Indenture and any successor thereto in such capacity.

"Information" has the meaning assigned to such term in Section 9.12.

"Insolvency Laws" shall mean each of the *Bankruptcy and Insolvency Act* (Canada), the *Companies' Creditors Arrangement Act* (Canada), and the *Winding-Up and Restructuring Act* (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

"Intellectual Property Rights" means that term as defined in Section 3.23.

"Intercreditor Agreement" means the intercreditor agreement entered into by the Borrower, the Collateral Trustee, as collateral trustee and the ABL Agent, dated on or about September 13, 2012, as amended, supplemented, restated, modified or replaced from time to time or any other successor agreement and whether among the same or any other parties provided that the ABL Agent and the ABL Lenders or the ABL Agent on behalf of the ABL Lenders remain party thereto.

"Interest Expense" means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances and net costs under Derivatives Transactions in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

"Interest Payment Date" means, the first Business Day of each calendar month and the Maturity Date.

"Inventory" means, in respect of each Loan Party, all of such Loan Party's present and hereafter acquired inventory and shall include, for certainty, all "stores" inventory or "operating and maintenance supplies" inventory and all "spare parts" inventory.

"Investment" means, as applied to any Person (the "investor"), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance or capital contribution by the investor to any other Person, including all Indebtedness and Accounts owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor's business, or any direct or indirect purchase or other acquisition of

bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Borrower or any Loan Party in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

"Investment Property" has the meaning assigned to such term in the PPSA or the UCC, as applicable.

"IRS" means the United States Internal Revenue Service.

"ITA" means the *Income Tax Act* (Canada), as amended from time to time (or any successor statute).

"Joinder Agreement" means a Joinder Agreement in substantially the form of Exhibit E.

"Joint Venture Subsidiary" means any Person (a) that is not a direct or indirect Subsidiary of the Borrower, and (b) in which the Borrower, in the aggregate, together with its Subsidiaries, is directly or indirectly, the beneficial owner of 5% or more of any class of Equity Securities of such Person and includes at the Effective Date PRSC.

"Judgment Currency" has the meaning assigned to such term in Section 9.18(a).

"Judgment Currency Conversion Date" has the meaning assigned to such term in Section 9.18(a).

"Leasehold Collateral Requiring Consent" has the meaning ascribed to such term in the definition of Notes Priority Lien Collateral.

"Lenders" means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

"Lien" means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, deemed trust, defect of title in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, and (c) any other arrangement having the effect of providing any Person with an interest in any property as security for the payment or performance of an obligation.

"Loan Documents" means this Agreement, any promissory notes issued pursuant to this Agreement, the Intercreditor Agreement, the Collateral Documents, the Collateral Trust Agreement, the Loan Guarantee, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favour of, the Collateral Trustee, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Collateral

Trustee, the Administrative Agent or any Lender in connection with this Agreement, the Collateral Trust Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Loan Guarantor" means each Person (other than the Borrower) that has executed this Agreement as a Loan Party and each Person that after the date of this Agreement becomes bound by the Loan Guarantee (whether by the execution and delivery of a Joinder Agreement or a separate guarantee) and has not been released therefrom by the Administrative Agent.

"Loan Guarantee" means any guarantee in form and substance satisfactory to the Administrative Agent.

"Loan Parties" means the Borrower and the other Loan Guarantors and their respective successors and assigns.

"Material Adverse Effect" means the occurrence of a material adverse effect on (a) the business, assets, operations, prospects or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties taken as a whole to pay or perform the Obligations under this Agreement and the other Loan Documents, (c) the Liens in favour of the Collateral Trustee on behalf of itself and/or the Lenders on the Collateral or the priority of such Liens, or the value of the Collateral or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) upon the liquidation or enforcement of such Collateral or evidence of a material decline in condition of the Collateral, (d) the rights or remedies of the Collateral Trustee, the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, or (e) any Material Contract.

"Material Contract" means (a) the contracts, licences and agreements listed and described on Schedule 3.19 and (b) any other contract, licence or agreement to which any Loan Party is a party or to which any of their respective property or assets is subject, the breach, non-performance, termination, cancellation or expiration of which would result in the Loan Parties, taken as a whole, being unable to carry on their business in the ordinary course or could reasonably be expected to have a Material Adverse Effect.

"Material Indebtedness" means (a) all Indebtedness under the ABL Credit Agreement, (b) all Indebtedness under the Base Note Indenture and the Notes, and (c) any Indebtedness (other than the Term Loan and Indebtedness under the Base Note Indenture and the Notes) of any one or more of the Loan Parties in an aggregate principal amount exceeding $25,000,000 at any one time outstanding.

"Maturity Date" means the earlier of (a) July 31, 2017, (b) the Springing Maturity Date and (c) any earlier date on which the Obligations become due and owing pursuant hereto.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Mortgages" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favour of the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders and other holders of the Noteholder Secured Obligations, on real property of a Loan Party, including any amendment, modification or supplement thereto.

"Multiemployer Plan" means a US Pension Plan that is a "multiemployer plan" as defined in Section (3)(37) of ERISA, and to which any Loan Party or ERISA Affiliate is making, has made or been obligated to make in the past five years contributions on behalf of participants who are or were employed by any of them or Withdrawal Liability payments, or with respect to which any Loan Party or ERISA Affiliate has or could reasonably be expected to have any liability.

"Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Applicable Law applicable to such Subsidiary.

"Net Orderly Liquidation Value" means, with respect to Equipment or intangibles of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Co-Collateral Agents by an appraiser acceptable to the Co-Collateral Agents, net of all costs of liquidation thereof.

"Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a Condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees, commissions and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a Condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

"Non-Consenting Lender" has the meaning assigned to such term in Section 9.02(d).

"Non-U.S. Lender" means a Lender that is not a US Person.

"Noteholder Proceeds Collateral Account" means a deposit account or securities account established by and under the sole dominion and control of the Collateral Trustee and into which proceeds of Notes Priority Lien Collateral (including Excluded Assets Collateral Proceeds arising on or after the occurrence of a Noteholder Secured Default and the acceleration of the principal amount of such Series of Secured Debt) but no proceeds of ABL Priority Lien Collateral or proceeds of Excluded Assets arising before the Borrower and the ABL Agent receive written notice of both the occurrence of a Noteholder Secured Default and the acceleration of the principal amount of such Series of Secured Debt, are to be deposited by or on behalf of the Borrower, a Loan Guarantor or the Collateral Trustee. For greater certainty, so long as a Noteholder Secured Default has not occurred and is not continuing under any Noteholder Secured Document, amounts on deposit in the Noteholder Proceeds Collateral Account shall

be released to the Borrower from time to time upon receipt by the Collateral Trustee of an officers' certificate to the effect that the application of such amounts by the Borrower is permitted by the Noteholder Secured Debt Documents.

"Noteholder Secured Default" shall have the meaning ascribed thereto in the Intercreditor Agreement.

"Noteholder Secured Debt Documents" shall have the meaning ascribed thereto in the Intercreditor Agreement.

"Noteholder Secured Obligations" shall have the meaning ascribed thereto in the Intercreditor Agreement.

"Notes" means the PIK Toggle Notes.

"Notes Collateral Documents" shall have the meaning ascribed to "Collateral Documents" in the Collateral Trust Agreement.

"Notes Priority Lien Collateral" means all assets and property of the Borrower and the Loan Guarantors, now owned or hereafter acquired, or in which the Borrower or any Loan Guarantor now has or hereafter acquires any interest, including without limitation the following assets and property, now owned or hereafter acquired by the Borrower and the Loan Guarantors or in which the Borrower or any Loan Guarantor now has or hereafter acquires any interest, but excluding the ABL Priority Lien Collateral and Excluded Assets:

(a) each Noteholder Proceeds Collateral Account;

(b) all fee interests in any real property;

(c) the following leasehold interests in real property (including all fixtures and improvements situate on the leased premises): (x) the leasehold interests for the Surrey Distribution Centre, (y) all present and after acquired leasehold interests under all present and after acquired leases (including waterlot and foreshore leases) required for access to any of the facilities forming part of the Notes Priority Lien Collateral, including the waterlot and foreshore leases described in any Schedule to the Mortgages, and (z) all other present and after-acquired leasehold interests that the Borrower determines to be material to the business of the Borrower (such determination to be made in the good faith discretion of the Borrower), in each case as may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time (the foregoing assets described in clauses (x), (y) and (z), the "Leasehold Collateral"), provided, that the Borrower's obligation to grant a security interest in any Leasehold Collateral shall be subject to obtaining all requisite third party consents pursuant to Section 6.12 of the Base Note Indenture (at any time, the Leasehold Collateral as to which such consent is required and has not been obtained, the "Leasehold Collateral Requiring Consent");

(d) all equipment, machinery, fixtures, plants, tools and furniture;

(e) all general intangibles and intellectual property;

(f) all books and records, documents, instruments, documents of title, investment property, financial assets, instruments, chattel paper, supporting obligations, commercial tort

claims, letters of credit and letter of credit rights and other claims and causes of action, in each case, in connection with the foregoing;

(g) all proceeds which arise from and after the date of this Agreement, under the agreement between Catalyst Paper and Schnitzer Steel B.C., Inc., as approved by the British Columbia Supreme Court by Order made March 21, 2012, or in respect of the property and assets that are the subject of such agreement;

(h) all proceeds arising after the date of this Agreement from or related to the transactions contemplated by the agreement between Catalyst Paper Corporation and the City of Powell River dated April 27, 2012 and the property and assets that are the subject of such agreement, as approved by the British Columbia Supreme Court by Order made May 10, 2012;

(i) all substitutions and replacements of, and increases, additions and, where applicable, accessions to all or any part of the property described in (a) though (h) inclusive of this definition;

(j) all proceeds (including, without limitation, insurance proceeds, payments, claims, damages and proceeds of suits) in any form derived directly or indirectly from any or all of the foregoing, including all identifiable Notes Priority Lien Collateral proceeds, but for greater certainty excluding identifiable proceeds of ABL Priority Lien Collateral; and

(k) Excluded Assets Collateral Proceeds arising on or after the date that the Borrower and the Administrative Agent receive written notice of both the occurrence of a Noteholder Secured Default and the acceleration of the principal amount of such Series of Secured Debt.

"Obligation Currency" has the meaning assigned to such term in Section 9.18(a).

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Term Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, or any indemnified party arising under the Loan Documents.

"Organizational Documents" means with respect to any Loan Party, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum of association, by-laws, partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Loan Party's Equity Securities, all as amended from time to time.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to any Loan Document, or sold or assigned an interest in any Loan Document).

"Other Taxes" means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

"Parent" means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

"Participant" has the meaning assigned to such term in Section 9.04(c).

"Participant Register" has the meaning assigned to such term in Section 9.04(c).

"Patriot Act" has the meaning assigned to such term in Section 9.14.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Pension Plan" means a Canadian Pension Plan or a US Pension Plan.

"Permitted A/R Put" means any contractual arrangement between a Loan Party and any other Person acceptable to the ABL Agent, but for greater certainty, shall include JPMorgan Chase Bank, N.A. and Bank of America, as counterparties, pursuant to documentation and covering risks on terms and conditions acceptable to the ABL Agent, whereby the Loan Party has the option to require such other Person to purchase an Account in such circumstances as permitted by the terms of the ABL Credit Agreement.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable business judgment.

"Permitted Liens" means:

(a) Liens created in favour of the ABL Agent, the ABL Lenders and the Derivatives Lenders (as defined in the ABL Credit Agreement), or any of them, under the ABL Loan Documents as security for the ABL Obligations;

(b) Liens granted by a Loan Party in favour of another Loan Party in order to secure any of its indebtedness to such other Loan Party, provided that such Liens are subject to assignment, subordination and postponement arrangements satisfactory to the Administrative Agent;

(c) Purchase Money Liens securing Indebtedness and Liens in respect of or securing Capital Lease Obligations, in each case only to the extent permitted by Section 6.01(g);

(d) Liens arising under or in connection with Sale and Leaseback Transactions permitted by Section 6.08, provided such Liens attach only to the applicable leased Property, any improvements thereto and any proceeds thereof;

(e) Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith in compliance with Section 5.03, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Loan Party;

(f) reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by the applicable Loan Parties;

(g) carrier's, warehousemen's, mechanics', materialmen's, repairmen's, construction and other like Liens arising by operation of Applicable Law in the ordinary course of business, which are not overdue for a period of more than 30 days or which are being contested in good faith in compliance with Section 5.03, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Loan Party, provided in each case that the applicable Loan Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(h) statutory Liens incurred or arising or pledges or deposits made under worker's compensation, unemployment insurance and other social security legislation (other than ERISA);

(i) Liens resulting from the deposit of cash or securities in connection with contracts (other than for the payment of Indebtedness), bids or tenders or expropriation proceedings, or to secure workers' compensation, unemployment insurance, surety, performance or appeal bonds or costs of litigation when required by Applicable Law;

(j) Liens comprising or resulting from the pledge or deposit of cash or Cash Equivalents up to an aggregate maximum amount not to exceed $10,000,000 and Liens resulting from the issuance of letters of credit pursuant to the ABL Credit Agreement, in each case, to secure Indebtedness to the extent permitted pursuant to Section 6.01(j);

(k) zoning, land use and building restrictions, by-laws, regulations and ordinances of any Governmental Authority, licenses, easements, servitudes, rights of way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights of way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables), none of which will materially impair the use of the affected land for the purpose for which it is used by the applicable Loan Parties;

(l) title defects, encroachments or irregularities which are reflected in the Title Policy or which are of a minor nature and which in the aggregate will not materially impair the use of the affected property for the purpose for which it is used by the applicable Loan Parties;

(m) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Loan Parties shall at any time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(n) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(o) Liens in favour of customs and revenue authorities arising under Applicable Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(q) securities in favour of public utilities or to any municipalities or Governmental Authorities or other public authorities when required by such utilities, municipalities or Governmental Authorities or such other public authorities in connection with the supply of services or utilities to a Loan Party;

(r) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that, in the case of a Loan Party such Liens or covenants do not materially and adversely affect the use of such lands by the Loan Party;

(s) Liens consisting of royalties payable with respect to any asset or property of a Loan Party existing as of the Effective Date; provided that the existence of any such Lien on any material property or asset of a Loan Party shall have been disclosed in writing to the Lenders prior to the Effective Date;

(t) Liens, rights of set-off and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to treasury, depositary and cash management services or automated clearinghouse transfer of funds (including pooled account arrangements and netting arrangements); provided that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(u) statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of a Loan Party under Environmental Laws to which any assets of such Loan Party are subject, provided that no Default or Event of Default shall have occurred and be continuing;

(v) a Lien granted by a Loan Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;

(w) any security interest arising under Applicable Law solely in connection with an operating lease or any consignment of goods, other than with respect to Inventory or Accounts, and any filing of a UCC or PPSA financing statement (or the equivalent in other jurisdictions) to the extent it relates to any such security interest (deemed under the PPSA or otherwise) or any such consignment of goods and solely as a precautionary measure in connection with any operating lease or any consignment of goods;

(x) the interest of a lessee under any lease of Property of a Loan Party which is not Collateral and which does not interfere in any material way with the ordinary conduct of business by the Loan Parties;

(y) any Lien or restriction (including put and call agreements) solely in respect of the Equity Securities of any Joint Venture Subsidiary that is not a Loan Party, contained in such Joint

Venture Subsidiary's Organizational Documents or the joint venture agreement or shareholders' agreement in respect of such Joint Venture Subsidiary;

(z) any Lien on any property or asset of a Loan Party existing on the date hereof and set forth in Schedule 1.01 (other than Purchase Money Liens or Capital Lease Obligations which shall be subject to the limitations set forth in clause (c) above) provided that (i) such Lien shall not apply to any other property or asset of such Loan Party, and (ii) such Lien shall secure only those obligations which it secures on the date hereof

(aa) any Lien existing on any property or asset prior to the acquisition thereof by a Loan Party or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Loan Party, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be;

(bb) any extension, renewal or replacement of any of the foregoing; provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Loan Parties or their property (other than a substitution of like property);

(cc) Liens on Collateral in favour of the Collateral Trustee securing Indebtedness hereunder and Indebtedness permitted by Section 6.01(b), subject to the terms of the Intercreditor Agreement, and Liens securing any Refinancing of Indebtedness permitted pursuant to Section 6.01(b), provided that (i) no Default or Event of Default exists at the time any such Lien is created or would arise as a result of the incurrence thereof, and (ii) prior to the incurrence of any such Indebtedness, the holders of such Liens shall have entered into the Intercreditor Agreement;

(dd) Liens on Collateral in favour of the Collateral Trustee securing Indebtedness permitted by Section 6.01(c), subject to the terms of the Intercreditor Agreement, and Liens securing any Refinancing of Indebtedness permitted pursuant to Section 6.01(c), provided that prior to the incurrence of any such Indebtedness, the holders of such Liens shall have entered into the Intercreditor Agreement;

(ee) Liens on any asset of any Loan Party to the extent such Liens secure Indebtedness permitted to be incurred under Section 6.01(q)(i) or (ii);

(ff) Liens constituting or arising in respect of deemed trusts relating to withholdings, payments or other obligations which are not yet due or delinquent;

(gg) Liens securing Indebtedness permitted pursuant to Section 6.01(p) of this Agreement provided that such Liens do not extend to any Collateral;

(hh) deemed security interests arising from the transfer by a Loan Party of any Account as a consequence of the exercise of a Permitted A/R Put;

(ii) Liens securing Indebtedness owing by a Loan Party to another Loan Party as contemplated by Section 2.01(b)(i) of the ABL Credit Agreement; and

(jj) Liens on assets of any of the Loan Parties which assets do not constitute Collateral, to the extent such assets are acquired by the applicable Loan Party(ies) after the Effective Date and secure Indebtedness otherwise permitted to be incurred under Section 6.01.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"PIK Toggle Notes" means the Borrower's PIK toggle senior secured notes, due 2017, issued pursuant to the PIK Toggle Notes Supplemental Indenture.

"PIK Toggle Notes Supplemental Indenture" means the first supplemental indenture (PIK toggle senior secured notes) dated September 13, 2012 between the Borrower, as issuer, the guarantors party thereto, as guarantors, the Indenture Trustee and the Collateral Trustee, as amended, supplemented, waived, modified or amended and restated from time to time in accordance with the Intercreditor Agreement.

"PPSA" means the *Personal Property Security Act* (British Columbia), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than British Columbia, "PPSA" means the *Personal Property Security Act* or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"Prepayment Event" means any prepayment required pursuant to Section 5.09 with respect to casualty or other insured damage to, or any taking under power of eminent domain or by Condemnation or similar proceeding of, any property or asset of any Loan Party.

"Priority Lien Debt" shall have the meaning ascribed to such term in the Collateral Trust Agreement.

"Priority Lien Representative" means the Person identified in the Collateral Trust Agreement as being appointed as the "Priority Lien Representative" in connection with Priority Lien Debt constituted by this Agreement and which is, as of the Effective Date, the Administrative Agent hereunder (being Canadian Imperial Bank of Commerce).

"Property" means any interest in any kind of property or asset, whether real (including chattels real), personal or mixed, movable or immovable, tangible or intangible.

"PRSC" means the Borrower's interest, whether direct or indirect, in PRSC Limited Partnership and its general partner, PRSC Land Developments Ltd., including its interest in certain loans made to PRSC Land Developments and/or PRSC Land Developments Ltd.

"Purchase Money Lien" means a Lien taken or reserved in personal property, other than Inventory (subject to Section 6.01(g)) or Accounts, to secure payment of all or part of its purchase price or the cost of construction or the improvement of such property, provided that (i) the principal amount secured thereby does not exceed such purchase price or cost, (ii) such Lien extends only to such personal property, any improvements thereto and proceeds thereof, and (iii) such Lien is granted prior to or within 60 days after the purchase or the completion of the construction or improvement of such personal property and provided that (without limitation to any other provision of this Agreement) such Lien includes any extension, renewal or refinancing thereof provided the principal amount so secured does not

exceed the original amount secured immediately prior to the extension renewal or refinancing thereof and such Lien extends only to such personal property, any improvements thereto or proceeds thereof subject to the Lien when originally taken or reserved.

"QST" means the Quebec sales tax imposed pursuant to *an Act respecting the Québec sales tax.*

"Recipient" means, as applicable, (a) the Administrative Agent and (b) any Lender.

"Refinancing" means, in respect of any Indebtedness and whether or not with the same Administrative Agent, trustee or trustees or lender or lenders, any refinancing, extending, renewing, replacing, amending, supplementing, modifying or amending and restating thereof from time to time, provided that (i) the aggregate principal amount thereof does not exceed the aggregate principal amount of the Indebtedness so refinanced, extended, renewed, replaced or amended and restated, except by an amount not exceeding the aggregate of any unpaid accrued interest and premium thereon, any original issue discount in respect thereof, any make-whole or similar payments applicable thereto, plus other reasonable amounts paid and fees and expenses reasonably incurred in connection therewith and an amount equal to any existing commitments unutilized thereunder, and (ii) no Default or Event of Default has occurred which is continuing or would result therefrom.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates; and any other Person with whom such Person is or would not in the applicable circumstances be dealing at "arm's length" (within the meaning of such term under the ITA).

"Release" means a discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage, migration or disposal of any Hazardous Materials in breach of any applicable Environmental Laws.

"Remedial Obligations" means obligations existing under Applicable Law which require one or more Loan Parties to take action or to cause action to be taken in order to remediate any Property contaminated by or otherwise exposed to any Hazardous Materials.

"Rentals" means, for any period, the aggregate fixed amounts payable by the Borrower and its Subsidiaries under any operating leases, calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

"Report" means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

"Required Lenders" means, at any time, Lenders to whom, in the aggregate, more than 66 2/3% of the outstanding principal amount of the Term Loan is owing.

"Responsible Officer" means, in respect of any Loan Party, any Financial Officer or any of the President, Vice-President, General Counsel, Secretary, Corporate Secretary or Legal Counsel of such Loan Party.

"Restricted Payment" shall mean, with respect to any Person, any payment by such Person (i) of any dividends or other distributions on any of its Equity Securities, (ii) on account of, or for the purpose

of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any Equity Securities, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person the right to payment of which has been expressly subordinated and postponed to any liability of such Person under the Loan Documents (except to the extent that any such payment is permitted under the terms of any applicable intercreditor agreement between the holder of such Indebtedness and the Administrative Agent and the Lenders) (which Indebtedness described in this clause (iii), for clarification, shall not include Indebtedness under or in connection with the Base Note Indenture or the Notes), (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person other than in respect of the Notes, (v) of any principal of or interest or premium on or of any other amount in respect of any other Indebtedness including, without limitation, Indebtedness of a Loan Party under the Base Note Indenture and the Notes, (vi) in respect of an Investment, or (vii) of any management, consulting or similar fee (except where the payment of such fee constitutes compensation, on terms and at rates no more onerous to the applicable Loan Party than would be the case in a fully arm's length transaction for the bona fide provision of services to the applicable Loan Party) or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors.

"Sale and Leaseback Transaction" means any arrangement, directly or indirectly, with any Person whereby a Loan Party sells or transfers any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

"Secured Debt" shall have the meaning ascribed thereto in the Intercreditor Agreement.

"Secured Obligations" means all Obligations.

"Security Agreements" means those certain security agreements between the Loan Parties, as applicable, and the Collateral Trustee for the benefit of the Administrative Agent, the Lenders and the other holders of the Noteholder Secured Obligations (including the security agreement delivered by the US Loan Parties on the date hereof) and any other pledge or security agreements entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, restated or otherwise modified from time to time.

"Series of Secured Debt" shall have the meaning ascribed thereto in the Intercreditor Agreement.

"Springing Maturity Date" means the date that is 90 days prior to the then current maturity date of any Material Indebtedness (but excluding the Indebtedness under the ABL Credit Agreement).

"STA" means the *Securities Transfer Act* (British Columbia), including the regulations thereto, provided that, to the extent that perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on Collateral that is Investment Property is governed by the laws in effect in any province or territory of Canada other than British Columbia which there is in force legislation substantially the same as the *Securities Transfer Act* (British Columbia) (an "Other STA Province"), then

"STA" shall mean such other legislation as in effect from time to time in such Other STA Province for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA.

"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly, owned legally or beneficially by such Person (or one or more Subsidiaries of such Person), or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Equity Securities whether by proxy, agreement, operation of law or otherwise, and (b) any partnership, limited liability company or joint venture in which such Person or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or member or may exercise the powers of a general partner or member. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

"Subordinate Lien Debt" shall have the meaning ascribed to such term in the Collateral Trust Agreement.

"Taxes" means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges from time to time imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" means the advance to be made available by the Lenders to the Borrower on the Effective Date in the principal amount of $20,000,000.

"Title IV Plan" means a US Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the Code, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

"Transactions" means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and the borrowing of the Term Loan.

"UCC" means the *Uniform Commercial Code* as in effect from time to time in any state the laws of which are required to be applied in connection with the issue of perfection of security interests.

"Unfunded Current Liability" of any US Pension Plan means the amount, if any, by which the present value of the accrued benefits under the US Pension Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions that would be used by the US Pension Plan's actuary on a termination of the US Pension Plan, exceeds the fair market value of the assets allocable thereto.

"Unliquidated Obligations" means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee or indemnification obligation) that is contingent in nature; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

"Unrestricted Subsidiary" means any Subsidiary of the Borrower, other than a Loan Guarantor, which, together with its Subsidiaries, represents less than 5% of the consolidated assets or consolidated

gross revenues of the Borrower and including, in particular, the Subsidiaries identified in Schedule 3.16, which shall in any event, be Unrestricted Subsidiaries for the purpose of this Agreement.

"US Dollars" or "US$" refers to lawful money of the United States of America.

"US Loan Parties" means each Loan Party formed under the laws of the United States or any state thereof or the District of Columbia.

"US Pension Plan" means an "employee pension benefit plan," as defined in Section 3(2)(a) of ERISA, in respect of which, (i) any Loan Party or ERISA Affiliate makes, has made or is required to make (at any time during the five (5) calendar years preceding the date of this Agreement) contributions in respect of its employees, or (ii) any Loan Party or any ERISA Affiliate has incurred or may incur liability, including contingent liability.

"US Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Withholding Agent" means any Loan Party and the Administrative Agent.

SECTION 1.02. [INTENTIONALLY DELETED]

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase "at any time" or "for any period" shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof the Borrower migrates to GAAP as in effect in Canada ("Canadian GAAP") or IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such migration to Canadian GAAP or IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any

provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to Canadian GAAP or IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Canadian Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Equivalent Amount of Canadian Dollars on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of valuations or computations under Article II, Article III, Article V, Article VI and Article VII, unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in Canadian Dollars and, therefore, each other currency shall be converted into the Equivalent Amount thereof in Canadian Dollars. If the Lenders receive proceeds of Collateral, Net Proceeds or any monies pursuant to a blocked accounts agreement for application to Obligations in a currency other than the currency in which Obligations are due, the Administrative Agent shall be entitled to convert the amount received to its Equivalent Amount in the currency in which such Obligations are due.

SECTION 1.06. Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make available to the Borrower on the Effective Date its Applicable Percentage of the Term Loan.

(b) The Borrower shall use the proceeds of the Term Loan to repay in full all indebtedness owing pursuant to the Exit Notes.

SECTION 2.02. Term Loan Advance.

The Term Loan shall be made as one advance on the Effective Date. Any portion of the Term Loan not advanced on the Effective Date shall be cancelled and the Commitments of the Lenders shall be reduced accordingly.

SECTION 2.03. Requests for Borrowing.To request the Term Loan, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower not later than 12:00 noon, Toronto time, on the day prior to the proposed advance.

SECTION 2.04. [INTENTIONALLY DELETED].

SECTION 2.05. [INTENTIONALLY DELETED].

SECTION 2.06. [INTENTIONALLY DELETED].

SECTION 2.07. Funding of Borrowing.

(a) Each Lender shall make the portion of the Term Loan to be made by such Lender hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, Toronto time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage. The Administrative Agent will make the Term Loan available to the Borrower by promptly crediting the amounts so received, in like funds, to the funding account.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender's share of the Term Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Term Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Administrative Agent's cost of funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Term Loan.

SECTION 2.08. [INTENTIONALLY DELETED]

SECTION 2.09. Termination of Commitments;

(a) Unless previously terminated, all Commitments shall terminate on the Maturity Date and all Obligations shall be due and owing.

(b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of the Term Loan, together with accrued and unpaid interest thereon, and (ii) all accrued and unpaid fees, and all reimbursable unpaid expenses and other Obligations, together with accrued and unpaid interest thereon.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan, together with all accrued interest, fees and other outstanding Obligations owing on the Maturity Date.

(b) Subject to the terms hereof, the Term Facility shall be repaid by the Borrower by making quarterly payments, each in the amount of $500,000, such payments to be made on the 15th day of the final month of each Fiscal Quarter (being March, June, September and December of each year) of the Borrower commencing on June 15, 2014. If any such day is not a Business Day, such payment shall be made on the Business Day immediately following such day.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.

(f) Any Lender may request that the Term Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Term Loan.

(a) The Borrower shall have the right at any time and from time to time to prepay the Term Loan in whole or in part and without any bonus or penalty being payable by the Borrower in connection therewith, subject to prior notice in accordance with paragraph (d) of this Section.

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any other Loan Party in respect of any Prepayment Event, subject to the rights of any other holder(s) of Priority Lien Debt, the Borrower shall, immediately after such Net Proceeds are received by the Borrower or any other Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds. For certainty, this Agreement does not permit the incurrence of any Priority Lien Debt other than the Term Loan.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any other Loan Party in respect of any Disposition Event, the Borrower shall, immediately after such Net Proceeds are received by the Borrower or any other Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds.

(d) All such amounts as are received in respect of any Prepayment Event in accordance with Section 5.09 and as contemplated in Section 2.11(b) (as to any insurance or Condemnation proceeds, to the extent they arise from casualties or losses to Collateral but subject to the rights of any holders of Permitted Liens permitted to rank senior to the Liens in favour of the Collateral Trustee), and subject to the rights and interests of any other holder(s) of Priority Lien Debt are required to be applied to prepay the Term Loan. If the precise amount of any such insurance or condemnation proceeds allocable to Inventory as compared to Equipment, fixtures and real property is not otherwise determined, the

allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion and the ABL Agent.

(e) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder not later than 12:00 noon, Toronto time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Term Loan to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Term Loan shall be in an amount of $1,000,000 and incremental amounts of $100,000 thereafter. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender the fees payable in the amounts and at the times agreed upon pursuant to the Commitment Letter.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Term Loan shall bear interest at the Canadian Prime Rate plus 3%.

(b) Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of "each Lender affected thereby" for reductions in interest rates), declare that (i) the Term Loan shall bear interest at the then applicable rate of interest plus an additional 2% (for certainty, the Canadian Prime Rate plus 5%) or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the Canadian Prime Rate.

(c) Accrued interest on the Term Loan shall be payable in arrears on each Interest Payment Date and upon the date that all of the other Obligations are paid in full provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any portion of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Canadian Prime Rate, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) *Interest Act* (Canada). For purposes of disclosure pursuant to the *Interest Act* (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(f) Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the *Criminal Code* (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute "interest" for purposes of Section 347 of the *Criminal Code* (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the *Criminal Code* (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower. Any amount or rate of interest referred to in this Section 2.13 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the *Criminal Code* (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 2.14. [INTENTIONALLY DELETED]

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender any other condition affecting this Agreement; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining the Term Loan or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Term Loan made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. [INTENTIONALLY DELETED]

SECTION 2.17. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any law. If any applicable law (as determined in the sole discretion of an applicable Withholding Agent exercised in good faith) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient , within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(c) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f) if such Lender is legally eligible to do so. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or

1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or has received a gross-up payment pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favourable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15 or Section 2.17, or otherwise) prior to 2:00 p.m., Toronto time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 199 Bay Street, Commerce Court West, Toronto, ON, and except that payments pursuant to Section 2.15, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the

period of such extension. All payments hereunder shall be made in the currency in which the applicable Obligations are denominated, and if not otherwise specified, in Canadian Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent in accordance with the terms of the Intercreditor Agreement (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent and the Required Lenders so direct, subject to the terms of the Intercreditor Agreement, in each case shall be applied ratably based on each Lender's Commitment:

(i) first, to pay any fees, indemnities, or expense reimbursements, including amounts then due, to the Administrative Agent from the Borrower;

(ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower;

(iii) third, to pay interest then due and payable on the Term Loan ratably;

(iv) fourth, to the rateable repayment or prepayment, as applicable, of principal on the Term Loan;

(v) fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower.

The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent and each Co-Collateral Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Term Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of the Term Loan owing to it and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in a portion of the Term Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portion of the Term Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a

participation in any portion of the Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for

compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. [INTENTIONALLY DELETED]

SECTION 2.21. Returned Payments.

If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set-off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. [INTENTIONALLY DELETED]

SECTION 2.23. [INTENTIONALLY DELETED]

SECTION 2.24. [INTENTIONALLY DELETED]

ARTICLE III

Representations and Warranties.

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party is a duly incorporated or amalgamated and validly existing corporation or a duly organized and validly existing partnership, as the case may be, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is in compliance with the requirements for carrying on business in every jurisdiction in which it carries on business where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate or partnership, as applicable, and, if required, shareholder action. This Agreement and the other Loan Documents have been duly executed and delivered by each Loan Party hereto and thereto and constitute legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganisation, moratorium or other Applicable Law affecting creditors' rights generally, and (b) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as disclosed in Schedule 3.03, the entering into, consummation and performance of the Transactions by each Loan Party

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, which has not been obtained or made, (b) will not violate any Applicable Law or the Organizational Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture (including, without limitation, the Base Note Indenture), agreement or other instrument binding any Loan Party or its respective assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except for any Lien arising in favour of the Administrative Agent, for the benefit of the Lenders, under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Effect.

(a) The Borrower has furnished to the Lenders its consolidated balance sheets and statements of income, retained earnings and changes in financial position (i) as of and for the Fiscal Year ended December 31, 2012, reported on by its auditors, (ii) as of and for the Fiscal Quarter Ended September 30, 2013, and (iii) as of and for the fiscal month and the portion of the Fiscal Year ended December 31, 2013 in each case, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and quarterly adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since September 30, 2013, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) All information (including that disclosed in all financial statements) pertaining to the Loan Parties (other than projections) (in this Section 3.04(c), the "Information") that has been or will be made available to the Lenders, or the Administrative Agent by the Borrower or any representative of the Borrower and the other Loan Parties, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material misstatement of any fact and, taken as a whole, does not and will not omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made. The projections that have been or will be made available to the Lenders, or the Administrative Agent by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon reasonable assumptions.

(d) The Borrower has delivered to the Lenders its unaudited pro forma consolidated balance sheet and statements of income as of September 30, 2013, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, are based on assumptions which are believed by the Borrower on the date hereof and on the Effective Date to be reasonable, are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.05. Litigation Except for the matters disclosed in Schedule 3.05, there are no actions, suits, counterclaims or proceedings (including any Tax-related matter) by any Person or investigation by any Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Borrowers or any of the other Loan Parties (i) as to which there is a

reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement, any other Loan Document, or the Transactions.

SECTION 3.06. Compliance with Applicable Law and Agreements. Each Loan Party is in compliance with all Applicable Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Loan Party has violated or failed to obtain any Authorization required for or necessary to the ownership of any of its property or assets or the conduct of its business, where such violation or failure would reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

SECTION 3.07. Ownership. As at the Effective Date, the registered and beneficial holders of all of the Equity Securities of each Loan Party other than the Borrower are as set out on Schedule 3.07.

SECTION 3.08. Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for Taxes for which instalments have been paid based on reasonable estimates pending final assessments, except for Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves.

SECTION 3.09. Title to Real Property. Each Loan Party has as set forth in Schedule 3.09 with respect to any real properties held by any Loan Party in a nominee capacity for another Loan Party, (i) good title in fee simple to its respective owned real properties which are Collateral, and with respect to leased real properties which are Collateral, valid leasehold interests with respect thereto, pursuant to valid and enforceable leases, and (ii) good title in fee simple to its respective owned real properties which are not Collateral and with respect to leased real properties which are not Collateral, valid leasehold interests with respect thereto, pursuant to valid and enforceable leases, unless in the case of (ii) failure to do so would not have a Material Adverse Effect and, in each case under (i) and (ii), free and clear of all Liens except Permitted Liens.

SECTION 3.10. Title to Personal Property. Except as set forth in the Title Policy, each Loan Party has title to its respective owned personal property, and with respect to leased personal property, valid leasehold interests with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens.

SECTION 3.11. Canadian Pension Plans.

(a) Schedule 3.11 sets forth all of the Canadian Pension Plans for each Loan Party.

(b) The Canadian Pension Plans are, with the exception of supplemental retirement plans for eligible employees, duly registered under the ITA and any other Applicable Pension Laws which require registration, have been administered in accordance with the ITA and such other Applicable Pension Laws, except to the extent that any failure to so administer any such Canadian Pension Plan could not reasonably be expected to have a Material Adverse Effect, and no event has occurred which could reasonably be expected to cause the loss of such registered status.

(c) All material obligations of the Borrower and each other Loan Party (including fiduciary, security, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) There are no outstanding disputes concerning the assets of the Canadian Pension Plans or any benefit plans, except for any dispute which could not reasonably be expected to have a Material Adverse Effect.

(e) No promises of benefit improvements under the Canadian Pension Plans or any benefit plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect.

(f) As at the Effective Date:

(i) All contributions or premiums required to be made or paid by the Borrower and each other Loan Party to the Canadian Pension Plans have been made or paid when due in accordance with the terms of such plans and all Applicable Pension Laws; and

(ii) All payments required to be made pursuant to Canadian Pension Plans which are supplemental retirement plans have been made by the relevant Loan Party when due in accordance with the terms of such plans, and all steps required to be taken under the trust agreements for such plans (when applicable) have been taken on a timely basis, including steps to obtain or maintain retirement compensation arrangement refundable tax accounts (where applicable).

(g) There have been no withdrawals or material applications of the assets of the Canadian Pension Plans or any benefit plans made in violation of Applicable Pension Laws or the terms of such Canadian Pension Plans.

(h) For each Canadian Pension Plan all required employee contributions have been properly withheld by the Borrower or the relevant Subsidiary and fully paid into the funding arrangements for the applicable Canadian Pension Plan.

(i) Except as disclosed in Schedule 3.11 for any Defined Benefit Plan sponsored by the Borrower or any Subsidiary:

(i) where such Defined Benefit Plan is funded, it was fully funded on both a going concern basis and a solvency basis as of the date of the most recently prepared actuarial valuation, on the basis of the actuarial methods and assumptions used in the valuation report, except where the amount of any underfunding would not reasonably be expected to cause a Material Adverse Effect, and where such Defined Benefit Plan is not funded, the obligations in respect of such Defined Benefit Plan are accrued in the financial statements of the Borrower and its Subsidiaries; and

(ii) no material changes have occurred since the date of such actuarial valuation reports which could reasonably be expected to materially adversely affect the conclusions of the actuary concerning the funding of any Defined Benefit Plan.

(j) As at the Effective Date:

(i) There are no assessments owed or which could become owing by any Loan Party to the Ontario Pension Benefits Guarantee Fund or other assessments or payments required under similar legislation in any other Canadian jurisdiction; and

(ii) No Loan Party or Related Party sponsors, maintains or contributes to any employee pension or other retirement income plan outside of Canada or the United States.

SECTION 3.12. US Pension Plans.

(a) Schedule 3.12 sets forth all Title IV Plans and Multiemployer Plans. Except as could not reasonably be expected to have a Material Adverse Effect: (i) except with respect to Multiemployer Plans, each US Pension Plan intended to be qualified under Section 401(a) of the Code has received a favourable tax-qualification determination letter or opinion letter from the Internal Revenue Service, and to the knowledge of the applicable Loan Party, nothing has occurred that would cause the loss of such qualification; (ii) each U. S. Pension Plan is in compliance with the applicable provisions of ERISA and the Code; (iii) neither any Loan Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any Title IV Plan; and (iv) no Loan Party has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any US Pension Plan, that would subject any Loan Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(b) Except as set forth in Schedule 3.12 or except as has not or could not reasonably be expected to have a Material Adverse Effect: (i) no Loan Party or ERISA Affiliate has received notice that a Multiemployer Plan is or is expected to be in "endangered" or "critical" status; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any US Pension Plan or any Person as fiduciary or sponsor of any US Pension Plan that could result in liability to a Loan Party; and (iv) within the last five years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Loan Party or ERISA Affiliate (determined at any time within the past five years) been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Loan Party or ERISA Affiliate.

(c) As of the Effective Date, there are no assessments owed or which could become owing by any Loan Party to the PBGC or other assessments by the PBGC or payments owing to the PBGC (other than premiums due to the PBGC and contributions to the PBGC in the ordinary course).

SECTION 3.13. Disclosure. No Loan Party has failed to disclose to the Administrative Agent any agreement, instruments or corporate or other fact known to it, which, individually or in the aggregate, materially and adversely affects or would reasonably be expected to materially adversely affect its ability to perform its obligations under the Loan Documents to which it is a party. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any Exhibit, Schedule, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to be stated therein to make the statements made therein, when taken as a whole, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

SECTION 3.14. Defaults. No Loan Party is in default (in any respect that would have a Material Adverse Effect) under any loan or credit agreement, indenture (including, without limitation, the Base Note Indenture), mortgage, deed of trust, security agreement or other instrument or agreement evidencing or securing any Material Indebtedness or creating any Lien under any material agreement or instrument to which the Borrower or any other Loan Party is a party or by which the Borrower or any other Loan Party is bound, except as disclosed to the Lenders in Schedule 3.14. As of the Effective Date, no Default or Event of Default has occurred which is continuing.

SECTION 3.15. Casualties; Taking of Properties. Since March 31, 2013, neither the business nor the properties of the Loan Parties have been affected by any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy in such manner as has caused or would reasonably be expected to cause a Material Adverse Effect.

SECTION 3.16. Subsidiaries

(a) As of the Effective Date, Schedule 3.16 correctly sets forth the (i) names, (ii) form of legal entity, (iii) Equity Securities issued and outstanding (of each Loan Party other than the Borrower), (iv) Equity Securities owned by each Loan Party, and (v) jurisdictions of organization of all Loan Parties. Section (vi) of Schedule 3.16 correctly sets out, as of the Effective Date, the names of all Subsidiaries of the Borrower which are not Loan Parties. Except as described in Section (iv) of Schedule 3.16, as of the Effective Date, the Loan Parties directly or indirectly do not own any Equity Securities or debt security which is convertible, or exchangeable, for Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.16, as of the Effective Date, all of the outstanding Equity Securities of each Loan Party (other than the Borrower) are directly or indirectly owned of record and beneficially as set out in Section (iii) of Schedule 3.16 and, there are no outstanding options, warrants or other rights to purchase Equity Securities of any such Loan Party, and all such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Applicable Law, and are free and clear of all Liens, except for Permitted Liens.

(b) Schedule 3.16 correctly sets out, as of the Effective Date, the names of all Subsidiaries of the Borrower which are Unrestricted Subsidiaries. Each such Subsidiary, together with its Subsidiaries, represents less than 5% of the consolidated assets or consolidated gross revenues of the Borrower.

SECTION 3.17. Insurance. Each Loan Party maintains insurance on its property and assets and in respect of third party liability claims under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as is customary with companies carrying on the same or similar businesses and operating in the same and similar locations and acting in a prudent manner, including all-risk property insurance, comprehensive general liability insurance, business interruption insurance, fire insurance, workers' compensation insurance, and, where it deems it appropriate, flood insurance, in amounts with deductibles or retentions, and against such risks as would be maintained by a prudent owner carrying on a similar business in similar locations. Such insurance will not be adversely affected by or terminate or lapse by reason of the Transactions. All such material policies of insurance are in full force and effect, all premiums with respect thereto have been paid when due, and no notice of cancellation or termination has been received with respect to any such policy. No Loan Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto. The certificate of insurance delivered to the Administrative Agent pursuant to Section 4.01(o) contains an accurate and complete description of all material policies of insurance owned or held by the Loan Parties on the Effective Date.

SECTION 3.18. Solvency. None of the Loan Parties is an "insolvent person" within the meaning of Insolvency Laws or "insolvent" within the meaning of the Bankruptcy Code.

SECTION 3.19. Material Contracts. Schedule 3.19 sets out all Material Contracts as of the Effective Date. A true and complete copy of each Material Contract has been delivered to the Administrative Agent as of the Effective Date. Each of the Material Contracts is in full force and effect. Without limitation to any other representation or warranty hereunder, neither the Borrower nor any other Loan Party is in default under or in breach of any term or condition of any Material Contract that would have, either individually or in the aggregate, a Material Adverse Effect, nor is the Borrower or any other Loan Party aware of any default under or breach of any term or condition of any Material Contract by any other party thereto that would have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.20. Environmental Matters. Except as disclosed in Schedule 3.20:

(a) Environmental Laws. Neither any Property of any Loan Party nor the operations conducted thereon is in violation of any applicable order of any court or other Governmental Authority made in respect of any Hazardous Material or pursuant to any Environmental Laws, which violation could reasonably be expected to result in Remedial Obligations which would have a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant Property. The Property of the Loan Parties is owned, occupied and operated in compliance with Environmental Laws, except for non-compliance which could not reasonably be expected to result in a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(b) Notices and Permits. All notices, permits, licenses or similar authorizations, if any, which, pursuant to any applicable Environmental Laws, are required to be obtained or filed by any Loan Party in connection with the operation or use by such Loan Party of any of its Property, including any operation or use involving the treatment, transportation, storage or disposal by any Loan Party of any Hazardous Materials or any Release of, on, to or from any Property of any Loan Party, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or authorizations could not reasonably be expected to have a Material Adverse Effect or result in Remedial Obligations which would reasonably be expected to have a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(c) Treatment of Hazardous Substances. All Hazardous Materials which are generated, stored, treated, transported or disposed of by any Loan Party have been so generated, stored, treated, transported, or disposed of by the applicable Loan Parties in compliance with all Environmental Laws applicable thereto, except to the extent the failure to so generate, store, treat, transport, or dispose of such Hazardous Materials in accordance with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(d) Hazardous Materials and Waste Disposal. To the knowledge of the Loan Parties no Hazardous Materials are present in, on or under any Property of any Loan Party, except to the extent the presence of such Hazardous Materials would not reasonably be expected to result in a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant Property. All Property which is occupied or controlled by any Loan Party and used as a landfill or a waste disposal site is so used in compliance

with the Environmental Laws applicable thereto, except to the extent that the failure to so comply with such Environmental Laws could not reasonably be expected to result in a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(e) No Environmental Liability. To the knowledge of the Loan Parties, as at the Effective Date, none of the Loan Parties has any liability resulting from:

(i) a violation of any Environmental Law; or

(ii) any Release,

other than liabilities which, individually or in the aggregate:

(iii) would not reasonably be expected to exceed $5,000,000 and for which adequate reserves for the payment thereof as required by GAAP have been provided; and

(iv) could not reasonably be expected to result in Remedial Obligations of any one or more Loan Parties having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such potential liability.

(f) No Environmental Notice. As at the Effective Date, no Loan Party has received written notice of any actual or alleged liability pursuant to any Environmental Law which could reasonably be expected to result in a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such liability.

(g) Environmental Reports. The Loan Parties have made available to the Administrative Agent (i) all Phase I and Phase II environmental reports received by any Loan Party in respect of any of its Property in the three year period immediately preceding the Effective Date, and (ii) the most current internally-prepared environmental compliance audit report held by any Loan Party in respect of each pulp or paper manufacturing facility for which any such report has been prepared.

SECTION 3.21. Employee Matters. Except as set forth on Schedule 3.21, as of the Effective Date, none of the Loan Parties, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Loan Parties, threatened against any Loan Party, or their respective employees, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.21 as of the Effective Date, none of the Loan Parties are subject to an employment contract providing for a fixed term of employment or providing for special payments on termination of employment in excess of $500,000. Each of the Loan Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, other than Taxes which are of a nominal or diminutive amount, including income tax, Canada pension plan, employment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with Applicable Law. The hours worked by and payment made to employees of each Loan Party and each of their Affiliates in the United States of America comply in all material respects with the *Fair Labor Standards Act*, and each other federal, state, local or law applicable to such matters. None of the Loan Parties is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part *pari passu* with or prior to the Liens created by the Collateral Documents, other than Permitted Liens to the extent

reserved for in the ABL Credit Agreement as Priority Payables (as defined in the ABL Credit Agreement and subject to the limitations with respect to reserves on account of vacation pay as set forth in the definition of the "Borrowing Base" in the ABL Credit Agreement) of any Loan Party. The aggregate amount of any claim or liability on account of vacation pay to which the Loan Parties are subject does not exceed $30,000,000 as at the Effective Date.

SECTION 3.22. Fiscal Year. The Fiscal Year of each Loan Party, other than Catalyst Paper ends on December 31st of each calendar year. The Fiscal Year of Catalyst Paper ends on January 31st of each calendar year.

SECTION 3.23. Intellectual Property Rights. Each Loan Party owns, free and clear of all Liens, except Permitted Liens, and is properly licensed to use all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies necessary for the conduct of its business as currently conducted, except where failure to so own or so license to use any such intellectual property, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect. All material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights (but excluding any software which is generally available or otherwise not unique to and customized for use in the business carried on by the Loan Parties (including, by way of example, generally available word processing or accounting software and generally available software relating to the use of particular Equipment operated by the Loan Parties in the conduct of their business)) owned or licensed by any Loan Party and which are necessary for the conduct of the business of the Loan Parties as currently conducted are described in Part One of Schedule 3.23 (collectively, the "Intellectual Property Rights"). Except as set forth in Part Two of Schedule 3.23, no material claim has been asserted and is pending by any Person challenging or questioning the use by any Loan Party or the validity or effectiveness of any of the Intellectual Property Rights, except for those that would not reasonably be expect to cause a Material Adverse Effect. Except as disclosed in Schedule 3.23, to the knowledge of the Loan Parties, the use of any Intellectual Property Rights by each Loan Party, and the conduct of such Loan Party's business as currently conducted does not infringe or otherwise violate the rights of any Person in respect of any Intellectual Property Rights, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.24. Residency of Loan Parties for Tax Purposes. Each of the Loan Parties, other than Pacifica Papers Sales Inc., Pacifica Papers US Inc., Pacifica Poplars Inc., Catalyst US Holdco, Catalyst Paper (Snowflake) Inc. and Catalyst Paper (USA) Inc., is a resident of Canada for purposes of the *Income Tax Act* (Canada).

SECTION 3.25. Debt. As of the Effective Date, none of the Loan Parties has any Indebtedness except Indebtedness permitted pursuant to Section 6.01.

SECTION 3.26. Workers' Compensation. None of the Loan Parties has any unpaid workers' compensation or like obligations except as are being incurred, and paid on a current basis in the ordinary course of business, or which, to the extent these remain unpaid, would not reasonably be expected to have a Material Adverse Effect. There are no proceedings, claims, actions, orders or investigations of any Governmental Authority relating to workers' compensation outstanding, pending or, to their knowledge threatened relating to them or any of their employees or former employees which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.27. [INTENTIONALLY DELETED].

SECTION 3.28. Real Property and Leases. Schedule 3.28 hereto is a correct and complete list of all real property owned by each Loan Party, all leases and subleases of real property by any Loan Party, as lessee or sublessee, and all leases and subleases of real property by any Loan Party, as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect and no default by any party to any such lease or sublease exists, except where any such lack of validity or enforceability or any such breach would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.29. Further Real Property Matters.

(a) No part of any real property owned by any Loan Party has been condemned, taken or expropriated by any Governmental Authority and to the knowledge of the Loan Parties no proceedings with respect to any such condemnation, taking or expropriation have been commenced or are pending, in any such case, except where such condemnation, taking or expropriation would not reasonably be expected to have a Material Adverse Effect; and

(b) Except as advised in writing to the Administrative Agent, each Loan Party has the lawful right to and all necessary permits required to enable it to continue to use the real property currently used by it in the manner required to enable it to continue to carry on its business as presently conducted, except where the failure to have such right or any such permit would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.30. Jurisdictions of Loan Parties. Schedule 3.30 sets out the various jurisdictions in which any Loan Party, as at the Effective Date, has Equipment or Inventory having an aggregate value in excess of $50,000.

SECTION 3.31. Corporate Name; Prior Transactions. Except as set forth in Schedule 3.31, none of the Loan Parties has during the five (5) years preceding the Effective Date been known by or used any other corporate or business name, or been a party to any amalgamation, merger or consolidation, or acquired all or substantially all of the assets of any Person or acquired any of its or their Property out of the ordinary course of business.

SECTION 3.32. OFAC. Neither any Loan Party nor any Subsidiary of any Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

SECTION 3.33. Patriot Act. Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.34. Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favour of the Collateral Trustee, for the benefit of the Administrative Agent, the Lenders and the other holders of Noteholder Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral (and a first priority perfected and continuing Lien on the Notes Priority Lien Collateral), securing the Noteholder Secured Obligations, including the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favour of the Collateral Trustee pursuant to any Applicable Law and the Intercreditor Agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Trustee has not obtained or does not maintain possession of such Collateral.

SECTION 3.35. Priority Lien Debt. The Term Loan constitutes Priority Lien Debt. As of the Closing Date, there exists no other Priority Lien Debt. The PIK Toggle Notes constitutes Subordinate Lien Debt.

SECTION 3.36. Exit Notes Supplemental Indenture. Following the Advance of the Term Loan, the terms and covenants contained in the Exit Note Supplemental Indenture will no longer be binding on the Borrower.

SECTION 3.37. No Amendments to Documents. Prior to the date hereof, there have been no amendments to the Base Note Indenture or Collateral Documents except for those amendments that have been delivered to the Administrative Agent pursuant to the provisions of Section 4.01.

ARTICLE IV

Conditions.

SECTION 4.01. Effective Date. The effectiveness of this Agreement shall be subject to satisfaction of each of the following conditions:

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10(f) payable to each such requesting Lender. The Administrative Agent shall also have received or shall be satisfied that it will receive prior to advancing the Term Loan favourable written opinions of such special and local counsel (including, without limitation, letters of reliance from legal counsel who previously delivered legal opinions in connection with Loan Documents delivered prior to the Effective Date permitting the Administrative Agent and the Lenders to rely on such legal opinions as if they were original addressees thereof) as may reasonably be required by the Administrative Agent (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied). All opinions and certificates referred to in this Section 4.01(a) shall be addressed to, *inter alia*, the Administrative Agent and the Lenders and dated the Effective Date.

(b) Loan Guarantees. The Administrative Agent (or its counsel) shall have received a duly executed Loan Guarantee from each Loan Guarantor in favour of the Administrative Agent, on behalf of itself and the Lenders in which such Loan Guarantor guarantees the Obligations.

(c) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2012 fiscal year, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory projections through 2014.

(d) Closing Certificates; Certified Certificate of Incorporation; Status and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or other Responsible Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of any director or officer of such Loan Party who has signed on its behalf any of the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, and (ii) a certificate of compliance/status/good standing or long form good standing certificate (as applicable) for each Loan Party from its jurisdiction of organization and each jurisdiction in which it carries on business.

(e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, on the Effective Date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date (including the fees set out in the Commitment Letter). All such amounts will be paid with proceeds of the Term Loan made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged or released on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(h) Value of Collateral. The Administrative Agent shall have received an appraisal of the Loan Parties' real property, Equipment and machinery (including, for clarification, any such Equipment and machinery constituting fixtures under Applicable Law), which shall confirm that the amount which is equal to 50% of the Net Orderly Liquidation Value of such real property, Equipment and machinery is not less than $20,000,000;

(i) Copies of Collateral Trust Agreement and Collateral Documents. The Administrative Agent shall have received a certified copy of the Collateral Trust Agreement (along with all amending agreements delivered in connection therewith), the Collateral Documents and such other documentation as required by the Administrative Agent and shall be satisfied with the terms contained therein.

(j) Security and Priority of Liens. The Administrative Agent and the Lenders shall be satisfied that the Collateral Documents secure the Obligations and that such Liens are secured against the Notes Priority Lien Collateral in priority to all other Liens (subject only to Permitted Liens) and the Loan Parties shall enter into such amendments to the Collateral Documents as may be required in order to ensure the foregoing.

(k) Priority of Obligations. The Administrative Agent and the Lenders shall be satisfied that the Obligations constitute Priority Lien Debt and that the PIK Toggle Notes constitute Subordinate Lien Debt and the Administrative Agent shall have received all documentation required pursuant to the provisions of the Collateral Trust Agreement to cause and evidence the foregoing.

(l) Amendment to ABL Credit Agreement. The Loan Parties shall enter into an amendment to the ABL Credit Agreement which amending agreement shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

(m) Consent of Holders of Notes. The Administrative Agent shall have received evidence satisfactory to it of the consent of the holders of the Notes to the entering into and delivery by the parties hereto of this Agreement and the documentation required in connection herewith including any supplemental indentures delivered in connection with the Base Note Indenture.

(n) Filings, Registrations and Recordings. Each document (including any PPSA and UCC financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent or Collateral Trustee to be filed, registered or recorded in order to create in favour of the Collateral Trustee, for the benefit of the Lenders, a perfected Lien on the Collateral described therein (and a first priority perfected Lien with respect to the Notes Priority Lien Collateral), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall have been filed, registered or recorded.

(o) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 hereof.

(p) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(q) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties' Equipment and of the Loan Parties' related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(r) Due Diligence. The Administrative Agent and its counsel shall have completed all due diligence, including without limitation a review of all material agreements, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(s) Collateral Trust Joinder. The Administrative Agent shall have entered into a collateral trust joinder in the form of Exhibit G which shall be acknowledged by the Collateral Trustee.

(t) Notes. The Administrative Agent and the Lenders shall be satisfied, acting reasonably, with the terms of the Notes and the Base Note Indenture.

(u) Exit Notes. The Administrative Agent shall have received evidence satisfactory to it that the Indebtedness owing pursuant to the Exit Notes has been or will be legally defeased on the Effective Date.

(v) Accuracy of Representations. The representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the Effective Date.

(w) Know-Your-Client. Each of the Administrative Agent and the Lenders shall have received all documentation and other information requested by it in connection with Section 9.15.

(x) No Default. At the time of and immediately after giving effect to the advance of the Term Loan, no Default or Event of Default shall have occurred and be continuing.

(y) Approvals. The Administrative Agent shall have reviewed satisfactory evidence that the Loan Parties have received all governmental and third party consents and approvals (including, without limitation, consent of the holders of Notes to the incurrence of the Term Debt) as are necessary in order for the Borrower to obtain the Term Loan and to enter into and observe and perform its obligations under the Loan Documents and to consummate the transactions contemplated hereby.

(z) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Advance of the Term Loan. Following this Agreement becoming effective, the Borrower shall be entitled to obtain the advance of the Term Loan on the Effective Date upon satisfaction of the following conditions:

(a) Collateral Trust Agreement Amendment. The Collateral Trust Agreement shall be amended (the "CTA Amendment") in form and substance satisfactory to the Administrative Agent.

(b) CTA Amendment Opinion. The Administrative Agent shall have received (i) all collateral documentation relating to or as a condition of the execution and delivery of the CTA Amendment, and (ii) a favourable written opinion of counsel in connection with the CTA Amendment, which opinion shall be in form and substance satisfactory to the Administrative Agent.

(b) Legal Opinions. The Administrative Agent shall have received such additional favourable written opinions of counsel to the Loan Parties, with such opinions to be in form and substance satisfactory to the Administrative Agent. All opinions referred to in this Section 4.02(b) and (c) shall be addressed to, *inter alia*, the Administrative Agent and the Lenders and dated the Effective Date.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on the Term Loan and all fees payable hereunder have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, each Co-Collateral Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of income, retained earnings (on a consolidated and consolidating basis) and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG or other independent auditors of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied except when changes in GAAP require otherwise;

(b) as soon as available and in any event within 30 days after the end of each calendar month (i) its unaudited consolidated and consolidating balance sheet, related statements of income and cash flows and retained earnings and its consolidated changes in financial position, and (ii) as of the end of such month and the then elapsed portion of the Fiscal Year which includes such calendar month, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal quarter-end audit adjustments;

(c) as soon as available and in any event within 60 days after the end of each of the first, second and third Fiscal Quarters (i) its unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position, and (ii) as of the end of such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(d) concurrently with the financial statements required pursuant to Section 5.01(a), Section 5.01(b), and Section 5.01(c) above, a certificate of the Borrower, signed by a Financial Officer of the Borrower in the form of Exhibit C (a "Compliance Certificate");

(e) copies of each management letter issued to the Borrower by its auditors promptly following consideration or review thereof by the Board of Directors of the Borrower, or any committee thereof (together with any response thereto prepared by the Borrower);

(f) promptly after forwarding the same to its shareholders, all materials distributed out of the ordinary course by the Borrower to its shareholders and which relate to matters in which any Lender or

the Administrative Agent or any Co-Collateral Agent, in such capacities, would reasonably be expected to have an interest;

(g) promptly upon the request of the Administrative Agent or a Co-Collateral Agent at any time that a Default or Event of Default has occurred which is continuing, and in any event no less frequently than the twenty-fifth day of each calendar month, promptly (together with a copy of all or any part of the following reports requested by any Lender in writing after the Effective Date);

(h) such other reports designating, identifying and describing the Notes Priority Lien Collateral as and when the Administrative Agent, or any Co-Collateral Agent may reasonably require in its Permitted Discretion;

(i) at any time that the Administrative Agent or any Co-Collateral Agent requests following the occurrence of a Default or Event of Default, an appraisal or updates thereof of the Collateral of the Loan Parties, such appraisals to be conducted at the expense of the Borrower by an appraiser acceptable to the Administrative Agent, and to be in scope, form and substance acceptable to the Administrative Agent, acting reasonably;

(j) promptly after any Loan Party learns of the receipt or occurrence of any of the following, a certificate of any Loan Party, signed by a Financial Officer of such Loan Party, specifying (i) any official notice of any violation, alleged violation, non-compliance or alleged non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of any Loan Party which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying in reasonable detail the nature thereof and the steps being taken to cure such Default or Event of Default, (iii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of any Loan Party in excess of $15,000,000 with respect to an actual or alleged default, together with a statement specifying in reasonable detail the notice given or other action taken by such holder and the nature of the claimed default and what action the relevant Loan Party is taking or proposes to take with respect thereto, (iv) any Release on, in, at or from any Property occupied or controlled by any Loan Party that is required to be reported by a Loan Party to any Governmental Authority under applicable Environmental Law and that: (a) has resulted in any personal injury or illness which could reasonably be expected to result in liabilities of one or more Loan Parties; or (b) could reasonably be expected to result in Remedial Obligations of one or more Loan Parties, in an amount of $5,000,000 or more, (v) any default or non-compliance of any Loan Party to any of the Loan Documents with any of the terms and conditions thereof or any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the enforceability of or the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents in any material respect, (vi) the creation, dissolution, merger, amalgamation or acquisition of any Loan Party, (vii) any event or condition not previously disclosed to the Administrative Agent, pursuant to which any Loan Party has violated any Environmental Law which could reasonably be expected to have a Material Adverse Effect, (viii) any material amendment to, termination of, or material default by any Loan Party giving rise to the right of any counterparty to terminate or repudiate any Material Contract or any execution of, or material amendment to, termination of, or material default by any Loan Party under, any material collective bargaining agreement, (ix) any downward change to the public debt ratings of the Borrower assigned by either Moody's or S&P and (x) any other event, development or condition which would reasonably be expected to have a Material Adverse Effect;

(k) promptly after the occurrence thereof, notice of the institution of any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any

Governmental Authority or official against any Loan Party or any material property of Loan Party which could reasonably be expected to have a Material Adverse Effect;

(l) (i) promptly after the filing thereof with any Governmental Authority, a copy of each actuarial valuation report and upon request of the Administrative Agent, Annual Information Return or Form 5500, (as applicable) in respect of any Defined Benefit Plan or Title IV Plan, and (ii) promptly after receipt by a Loan Party, a copy of each other actuarial valuation report in respect of any Defined Benefit Plan prepared by or received by any Loan Party from time to time and, in addition to the foregoing, by not later than June 30th of each calendar year in which an actuarial valuation report for funding purposes is not required to be filed with a Governmental Authority, the Borrower shall furnish to the Administrative Agent and each Lender an actuarial valuation report (or summary of results) prepared in respect of the Defined Benefit Plans, in form and substance acceptable to the Administrative Agent, acting reasonably;

(m) promptly upon receipt by a Loan Party, copies of all orders, directions, notices of non-compliance or notices of proposal to make orders or directions of a Governmental Authority relating to a Canadian Pension Plan;

(n) promptly upon any Loan Party becoming aware of any fact or condition which could reasonably be expected to result in an ERISA Event in respect of a US Pension Plan, a summary of such facts and circumstances and any action the Loan Parties intend to take regarding such facts or conditions, except for any such event as could not reasonably be expected to result in material liability in excess of US$5,000,000 individually or when aggregated with any other ERISA Events;

(o) promptly upon any Loan Party becoming aware of any determination that a Title IV Plan is or is expected to be in "at risk" status, or of any notice that a Multiemployer Plan is or is expected to be in "endangered" or "critical" status, a copy of such determination or notice;

(p) at the cost of the Borrower, a report or reports of an independent collateral field examiner (which collateral field examiner may be the Administrative Agent or an Affiliate thereof) approved by the Administrative Agent and each Co-Collateral Agent with respect to the Note Priority Lien Collateral, which report(s) shall be provided at such time(s) as the Administrative Agent may request, but not more than once in any consecutive 12 month period, provided, however, that the Administrative Agent may request such examinations and reports(s), and if so requested, such examinations and reports shall be provided:

(i) with any reasonable frequency at any time during which a Default or an Event of Default has occurred which is continuing; and

(ii) at any time at the expense of the Lenders;

(q) upon request by the Administrative Agent or any Co-Collateral Agent, a summary of the insurance coverages of the Borrower and any other Loan Party, in form and substance reasonably satisfactory to the Administrative Agent or such Co-Collateral Agent, and upon renewal of any insurance policy, a copy of an insurance certificate summarizing the terms of such policy, and upon request by the Administrative Agent or any Co-Collateral Agent, copies of all applicable insurance policies;

(r) on or before the earlier of the 15th day after approval by the board of directors of the Borrower and the 60th day after each Fiscal Year end, an annual budget of the Loan Parties on a consolidated and consolidating basis (consolidating on the basis of principal lines of business of the borrower and the other Loan Parties), approved by the board of directors of the Borrower, setting forth in reasonable detail and on a monthly basis the projected revenues and expenses (including budgeted Capital

Expenditures) of the Loan Parties for the following Fiscal Year, it being recognized by the Lenders that projections as to future results are not to be viewed as fact and that the actual results for the period or periods covered by such projections may differ from the projected results.

(s) concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b) above, a certificate of a Financial Officer of the Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (ii) identifying all its Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, and whether such Subsidiary is a Loan Guarantor and whether such Subsidiary was formed or acquired since the end of the previous Fiscal Quarter, (iii) identifying any parcels of real property (whether leased or owned) that have been acquired by any Loan Party since the end of the previous calendar month and on which Collateral is to be located, and (iv) identifying any Acquisitions that have been completed since the end of the previous calendar month, including the date on which each such Acquisition was completed and the consideration therefor;

(t) upon request by the Administrative Agent or any Co-Collateral Agent, such other information respecting the condition or operations, financial or otherwise, of the Loan Parties, as the Administrative Agent may reasonably require. To the extent the Administrative Agent or such Co-Collateral Agent receives any item set forth in this Section 5.01(t) that was not also delivered to Lenders, the Administrative Agent or such Co-Collateral Agent shall deliver the same to the Lenders;

(u) promptly upon the request of the Agent at any time that a Default or Event of Default has occurred which is continuing, and in any event no less frequently than the 10th Business Day of each calendar month end, an itemized listing setting forth the deposits made during the preceding calendar month to the Noteholder Proceeds Collateral Account, together with (i) a corresponding description, in reasonable detail, of the Notes Priority Lien Collateral the sale of which gave rise to such deposits, and (ii) copies of the monthly bank statements for such account, provided the applicable Loan Party is then in receipt of such statements.

Notwithstanding the foregoing, until such time as the ABL Obligations have been paid in full and the ABL Credit Agreement permanently cancelled, the delivery of any one or more of the foregoing items contemplated in this Section 5.01 to the ABL Agent under and in accordance with the ABL Credit Agreement shall concurrently satisfy the Borrower's obligations relating to the delivery of such items to the Administrative Agent, each Co-Collateral Agent and each Lender for the purposes of this Section 5.01 of this Agreement.

SECTION 5.02. Existence; Conduct of Business. Each Loan Party will do or cause to be done all things necessary to:

(a) preserve, renew and keep in full force and effect its legal existence, except pursuant to a transaction permitted by Section 6.03; and

(b) obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises necessary for the conduct of its business, except where failure to do so would not reasonably be expected to have a Material Adverse Effect;

all provided that, notwithstanding the foregoing and consistent with past practice and provided that none of the following actions could reasonably be expected to have a Material Adverse Effect, the Loan Parties, or any of them, may from time to time curtail, idle or discontinue, either temporarily or permanently, the operation of certain fixed assets and may further release or relinquish, fail to renew or

otherwise permit to lapse any rights, licenses, permits, privileges and franchises required in connection with or related to any such fixed assets and not otherwise required for the conduct of their business, in any such case where the applicable Loan Party(ies) deem it prudent to do so in the ordinary course of its business. No Loan Party shall be required to replace, repair or otherwise maintain any Equipment which has been deliberately idled or which the applicable Loan Party intends to idle or to preserve, renew, reinstate or otherwise obtain any associated rights, licenses, permits, privileges and franchises in any such circumstances.

SECTION 5.03. Payment of Obligations. Each Loan Party will pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Maintenance of Properties. Subject to the proviso in the last paragraph of Section 5.02, each Loan Party will keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Books and Records; Inspection Rights. Each Loan Party will keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all Applicable Law, are made in respect of all financial dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested during normal business hours and within five Business Days after written notification of any proposed visit to the Borrower, except that while any Default or Event of Default has occurred which is continuing, no such restrictions shall apply.

SECTION 5.06. Compliance with Applicable Law and Material Contracts. Each Loan Party will comply with all Applicable Law and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Loan Party shall modify, amend or alter its certificate or articles of incorporation, any partnership agreement governing any such Loan Party which is a partnership or any shareholder agreement relating to the Equity Securities issued by any such Loan Party in a manner which is in any respect materially adverse to the Administrative Agent or the Lenders.

SECTION 5.07. Use of Proceeds. The proceeds of the Term Loan will be used to repay indebtedness owing by the Borrower pursuant to the ABL Credit Agreement incurred on the Effective Date (which indebtedness was incurred to assist in the defeasance of all indebtedness owing by the Borrower pursuant to the Exit Notes) and to pay expenses related to the execution and delivery of this Agreement.

SECTION 5.08. Further Assurances. Each Loan Party will cure promptly on request by the Administrative Agent or any Co-Collateral Agent any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request by the Collateral Trustee, Administrative Agent or any Co-Collateral Agent, each Loan Party will, at its expense, as promptly as

practical, execute and deliver to the Administrative Agent or, if applicable, the Collateral Trustee, all such other and further documents, agreements and instruments reasonably required by the Collateral Trustee, Administrative Agent or such Co-Collateral Agent to ensure such Loan Party is in compliance with and performs its covenants and agreements in the Loan Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents (including, without limitation, maintaining the valid first priority status of all Liens on the Notes Priority Lien Collateral), or to make any recordings, to file any notices, or obtain any consents, all as may reasonably be necessary or appropriate therewith, in the judgment of the Administrative Agent or a Co-Collateral Agent, acting reasonably.

SECTION 5.09. Insurance; Compensation.

(a) Each Loan Party shall maintain insurance on its property and assets and in respect of third party liability claims under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as is customary with companies carrying on the same or similar businesses and operating in the same and similar locations and acting in a prudent manner. Loss payable under such policies, in respect of any loss of or physical damage to any Collateral, subject to the rights of any holders of Permitted Liens holding claims or Liens senior to the Liens granted in favour of the Collateral Trustee, is to be made payable to the Collateral Trustee, as its interest may appear, pursuant to a standard non contributory "mortgagee", "lender" or "secured party" clause and, subject always to the provisions of the Intercreditor Agreement, such policies shall otherwise contain such other provisions as the Administrative Agent may reasonably require to fully protect the Lenders' and Collateral Trustee's interest in the Collateral and to any payments to be made under such policies in respect thereof. Original certificates of insurance in respect of the insurance policies required hereunder are to be delivered to the Administrative Agent, with the loss payable and additional insured endorsement in the Collateral Trustee's favour, as its interest may appear and subject to the provisions of the Intercreditor Agreement, and shall provide for not less than thirty (30) days prior written notice to the Administrative Agent and the Collateral Trustee of the exercise of any right of cancellation.

(b) Upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Administrative Agent and each Co-Collateral Agent, the Collateral Trustee shall, subject to the rights of any holders of Permitted Liens holding claims or Liens senior to the Liens granted in favour of the Collateral Trustee, have the sole right, in the name of the Collateral Trustee, the Borrower or any other applicable Loan Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder in respect of the Collateral, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(c) Subject to the provisions of the Intercreditor Agreement, if any part of the Collateral is lost or damaged by fire or other casualty or becomes subject to any eminent domain, taking, condemnation of property or similar proceedings (or any transfer or disposition in lieu of such) (collectively, a "Condemnation") and the insurance proceeds or award or compensation for such loss or damage or Condemnation, as applicable, are:

(i) less than or equal to $25,000,000 for any one occurrence or in the aggregate for all such occurrences for the period from the Effective Date to the Maturity Date, such insurance proceeds or award or compensation, as applicable, subject to the rights and interests of any other holder(s) of Priority Lien Debt, shall be paid to the applicable Loan Party. Notwithstanding the

foregoing, to the extent such insurance proceeds or award or compensation, as applicable, are received by the Administrative Agent, the Administrative Agent shall promptly, and in any event within one (1) Business Day of receipt, remit such insurance proceeds or award or compensation, as applicable, to the applicable Loan Party.

(ii) greater than $25,000,000 for any one occurrence or in the aggregate for all such occurrences for the period from the Effective Date to the Maturity Date, such insurance proceeds or award or compensation, as applicable, the rights and interests of any other holder(s) of Priority Lien Debt, shall be paid to the applicable Loan Party, and provided that the applicable Loan Party has sufficient business interruption insurance to replace any profits lost as a result of the loss of or damage or Condemnation to any of its facilities, such Loan Party may irrevocably elect (by delivering written notice to the Administrative Agent within 60 days of the occurrence of such loss or damage) to replace, repair or restore such Collateral to substantially the equivalent condition prior to such fire or other casualty or Condemnation as set forth herein in which case, such replacement, repairing or restoring shall be completed within 180 days of such election. If such election is not made by such Loan Party or if such replacement, repairing or restoring, as the case may be, is not completed within such 180 day period, such insurance proceeds or award or compensation, as applicable, subject to the rights and interests of any other holder(s) of Priority Lien Debt, shall be paid to the Collateral Trustee or the Administrative Agent for application against the Obligations. Notwithstanding the foregoing, to the extent that such insurance proceeds or award or compensation, as applicable, are received by the Administrative Agent, the Administrative Agent shall promptly, and in any event within one (1) Business Day of receipt, remit such insurance proceeds or award or compensation, as applicable, to the applicable Loan Party to be applied in accordance with this Section 5.09(c)(ii). If the applicable Loan Party does not, or cannot, elect to use the insurance proceeds or award or compensation, as applicable, paid in respect of Collateral as set forth in this Section 5.09(c)(ii), or if the Administrative Agent believes upon reasonable grounds that the applicable Loan Party will not be able to replace, repair or restore such Collateral in a reasonably timely manner to substantially the equivalent condition prior to such fire or other casualty or Condemnation, as applicable, the Administrative Agent may, subject to the rights and interests of any holders of Permitted Liens holding claims or Liens senior to the Collateral Trustee and the rights and interests of any other holder(s) of Priority Lien Debt in respect of such insurance proceeds or award or compensation, as applicable, (*x*) if no Event of Default has occurred which is continuing, apply the insurance proceeds to the payment of the Term Loan until paid in full and remit any remaining proceeds or awards or compensations, as applicable, to the applicable Loan Party and (*y*) if an Event of Default has occurred which is continuing, apply the insurance proceeds or awards or compensations, as applicable, to the Obligations in such manner and in such order as the Administrative Agent may reasonably elect. Upon the occurrence and during the continuance of an Event of Default, but subject to the rights of any holder of Permitted Liens holding claims or Liens senior to the Collateral Trustee and the rights and interests of any other holder(s) of Priority Lien Debt, in respect of such insurance proceeds or award or compensation, all insurance proceeds or awards or compensations, as applicable, in respect of any Collateral shall be paid to the Administrative Agent, to be applied to the Obligations in such manner as it may deem advisable in its sole discretion. Until the earlier of (i) repayment of the ABL Obligations, or (ii) the removal or termination of any provision of the Intercreditor Agreement restricting the Collateral Trustee from dealing with the proceeds of ABL Priority Lien Collateral, the foregoing Section 5.09(c) shall be read and construed as though all references herein to "Collateral" shall be references only to "Notes Priority Lien Collateral".

(d) In the event the Borrower fail to provide the Administrative Agent with timely evidence, acceptable to the Administrative Agent, acting reasonably, of the maintenance of insurance coverage

required pursuant to this Section 5.09, or in the event that any Loan Party fails to maintain such insurance, the Administrative Agent may purchase or otherwise arrange for such insurance, but at the Borrower's expense and without any responsibility on the Administrative Agent's part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Administrative Agent may, but need not, protect any Loan Party's interest in the Collateral, and therefore such insurance may not pay claims which any Loan Party may have with respect to the Collateral or pay any claim which may be made against a Loan Party in connection with the Collateral. In the event the Administrative Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the Canadian Prime Rate plus 3%), and any other out-of-pocket expenses with respect thereto, until the effective date of the cancellation or the expiration of such insurance, all of which may be charged to the Borrower or to another deposit account, all as described in Section 2.18(c). The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Administrative Agent may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Administrative Agent purchases such insurance, the Administrative Agent will promptly, and in any event within five (5) days, notify the Borrower of said purchase.

SECTION 5.10. Operation and Maintenance of Property. Each Loan Party will manage and operate its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all material licenses, leases, contracts and agreements, and (ii) in compliance with all Applicable Law of the jurisdiction in which such businesses are carried on, and all Applicable Law of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except in any such case where a failure to so manage and operate would not have a Material Adverse Effect.

SECTION 5.11. Additional Subsidiaries; Additional Liens.

(a) Subject to clause (b) below, if at any time on or after the Effective Date, (i) any Loan Party creates or acquires an additional Subsidiary, other than a Subsidiary which is an Unrestricted Subsidiary, or in some other fashion becomes the holder of any Equity Securities of a new Subsidiary, other than a Subsidiary which is an Unrestricted Subsidiary, or (ii) any Subsidiary guarantees the ABL Obligations, or (iii) any Subsidiary identified in Schedule 3.16 as an Unrestricted Subsidiary or any other Subsidiary that becomes an Unrestricted Subsidiary after the Effective Date ceases to be an Unrestricted Subsidiary, or (iv) any Subsidiary of any Loan Party (other than an Unrestricted Subsidiary) acquires or holds Property which constitutes Notes Priority Lien Collateral, or (v) if the Borrower at any time wishes to cause an Unrestricted Subsidiary to become a Loan Guarantor hereunder, to the extent permitted by Applicable Law, the Borrower and the other Loan Parties will cause such new Subsidiary or such Unrestricted Subsidiary, as the case may be, to immediately execute and deliver to the Collateral Trustee (1) a guarantee, (2) such security agreements, hypothecs and other security-related documents as may be required by the Administrative Agent to create in the Collateral Trustee's favour (A) valid first priority mortgages, charges and security interests in any Property of such Subsidiary which constitutes Notes Priority Lien Collateral and (B) where and when such Subsidiary grants security to the ABL Agent (or any holder of Liens securing any Refinancing of Indebtedness permitted pursuant to Section 6.01(c)), over any of its Property that constitutes ABL Priority Lien Collateral, valid mortgages, charges and security interests over such Property, subject to the Intercreditor Agreement; and (3) a joinder agreement to this Agreement substantially in the form attached hereto as Exhibit E. In connection with the execution and delivery of any guarantee, security agreement, intellectual property Collateral Documents, hypothecs, joinder agreement or related document pursuant to this Section, each Loan Party will cause to be delivered to the Administrative Agent and the Collateral Trustee such corporate (or other) resolutions,

certificates, legal opinions and such other related documents and registrations as shall be reasonably requested by the Administrative Agent or the Collateral Trustee and consistent with the relevant forms and types thereof delivered on the Effective Date or as shall be otherwise reasonably acceptable to the Administrative Agent and the Collateral Trustee. Each guarantee, pledge agreement, mortgage, security agreement, intellectual property Collateral Documents, hypothecs, joinder agreement and other documents delivered pursuant to this Section 5.11 shall be deemed to be a Collateral Document from and after the date of execution thereof.

(b) The Borrower and the other Loan Parties will comply with, or cause one or more of their Unrestricted Subsidiaries, as the case may be, to comply with the requirements of clause (a) above, to the extent necessary to ensure that at all times the fair market value of all Notes Priority Lien Collateral, owned or acquired by any Unrestricted Subsidiary, that is not subject to a Lien in favour of the Administrative Agent to secure the Secured Obligations, is less than $10,000,000 in aggregate.

SECTION 5.12. [INTENTIONALLY DELETED].

SECTION 5.13. [INTENTIONALLY DELETED].

SECTION 5.14. Environmental Laws. Each of the Loan Parties shall conduct its business in compliance in all material respects with all Environmental Laws applicable to it or them, including those relating to the Loan Parties' generation, handling, use, storage and disposal of Hazardous Materials, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties will take such action in response to any non-compliance or alleged non-compliance with Environmental Laws as may be required by any Governmental Authority having jurisdiction over the applicable Loan Party and the applicable matter, in each case to the extent failure to do so would reasonably be expected to have a Material Adverse Effect, except to the extent that the applicable Loan Party is contesting in good faith and by appropriate proceedings its obligation to take such action and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, and the Borrower shall regularly report to the Administrative Agent on such response. Without limiting the generality of the foregoing, whenever any Loan Party gives notice to the Administrative Agent pursuant to Section 5.01(j)(vii) and the Administrative Agent or any Co-Collateral Agent so requests, the Loan Parties shall, at the applicable Loan Party's expense, provide to the Administrative Agent an environmental assessment report prepared by an independent environmental engineer or consultant acceptable to the Loan Parties and the Administrative Agent and each Co-Collateral Agent, acting reasonably, regarding the matters which are the subject of the Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or work required to remediate any Hazardous Materials to the extent required by the applicable Governmental Authority in accordance with applicable Environmental Laws as well as such other matters as the Borrowers and/or Administrative Agent and/or any Co-Collateral Agent may reasonably request from time to time.

SECTION 5.15. Pension Plans. Each Loan Party will (a) take all action necessary to ensure that each Canadian Pension Plan is maintained in good standing in accordance with the Applicable Pension Laws to which it is subject, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect, (b) make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, agreement relating thereto or Applicable Pension Laws, the Loan Party is required to pay as contributions thereto, including special payments required for the amortization of unfunded liabilities or solvency deficiencies identified in the actuarial valuation report prepared in respect of a Defined Benefit Plan, (c) ensure all pre-funded Defined Benefit Plans are funded in compliance with Applicable Pension Laws and the recommendations of the

plans' actuaries as identified in the relevant actuarial valuation report and that unfunded Defined Benefit Plans (including any required security) are maintained in accordance with the terms thereof and the funding or custodial agreements therefor, (d) not: (i) contribute to or assume an obligation to contribute to any new Defined Benefit Plan or Canadian multi-employer pension plan to which the Loan Party is not already contributing on the Effective Date, unless first disclosed to the Administrative Agent, or (ii) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Defined Benefit Plan, unless first disclosed to the Administrative Agent, wind-up any Defined Benefit Plan, in whole or in part, unless the Loan Party has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial wind up) is fully funded or has an unfunded liability of no more than $1,000,000 at the effective date of the wind up, without the consent of the Administrative Agent and each Co-Collateral Agent, (e) not, or cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event in respect of a US Pension Plan to the extent such ERISA Event could reasonably be expected to give rise to liability exceeding $5,000,000, either individually or in the aggregate, or (f) not, or cause to permit any ERISA Affiliate to, cause or permit to occur any event that could result in the imposition of a Lien in respect of a US Pension Plan.

SECTION 5.16. Consents regarding Leasehold Collateral. With respect to leasehold interests in real property of a Loan Party:

(a) If the validity or effectiveness of the grant and creation of a security interest over any part of any Leasehold Collateral Requiring Consent is dependent on the Borrower or any Loan Guarantor satisfying any condition or obtaining consent, authorization, approval or waiver of any third party, then the Borrower or such Loan Guarantor, as the case may be, will for a period of 120 days from and after the date of this Agreement request and diligently pursue on a timely basis using reasonable commercial efforts satisfaction of any such condition and obtainment of any applicable consent, authorization, approval or waiver; provided that the Borrower shall not be required to give up any economic concessions (other than economic concessions that, in the sole good faith judgment of the Borrower, are not material in relation to the economic value of such Leasehold Collateral Requiring Consent in question) to satisfy any such condition or obtain any such consent, authorization, approval or waiver; provided, further, that the Borrower shall not be required to pursue the satisfaction of any condition of the obtainment of any consent, authorization, approval or waiver (other than in respect of consents from federal and provincial authorities with respect to waterlot and foreshore leases) if, prior to the date of this Agreement, the Borrower has unsuccessfully attempted and used all reasonable commercial efforts to satisfy such condition or obtain such consent, authorization, approval or waiver. To the extent that any such condition is not satisfied or any such consent, authorization, approval or waiver is not obtained within 120 days after the date of this Agreement, the aggregate book value of such Leasehold Collateral Requiring Consent will count towards the $25,000,000 basket referred to in the proviso to paragraph (b) of the definition of Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, but subject to the next sentence, the security interest and charge of the Collateral Documents with respect to any Collateral Requiring Consent and any Leasehold Collateral Requiring Consent shall not have any force or effect until any applicable condition has been satisfied or any applicable consent, authorization, approval or waiver has been obtained. Any Collateral Requiring Consent and any Leasehold Collateral Requiring Consent for which any required condition has not be satisfied or any required consent, authorization, approval or waiver has not been obtained, shall be held by the Borrower or the Loan Guarantor, as the case may be, in trust for the Collateral Trustee (on behalf of itself, the holders of Notes and the Lenders) and the ABL Agent for the purposes and subject to the terms of the Loan Documents; and

(b) to the extent that any waterlot or foreshore leases forming part of the Leasehold Collateral (as defined in the Collateral Trust Agreement) are not registered against title to the lands leased

under such leases by the applicable Loan Party, the security interest granted over such leases shall constitute an unregistered security interest. For greater certainty, none of the Loan Parties shall be under any obligation to take-any steps to register, in any applicable land title office, any unregistered waterlot or foreshore leases forming part of the Leasehold Collateral.

ARTICLE VI

Negative Covenants.

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will and no Loan Party will permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations and the ABL Obligations;

(b) Indebtedness under or in connection with the Notes and the Base Note Indenture (and the related guarantees of such Indebtedness) in the aggregate principal amount of US$250,000,000 and Indebtedness reflecting paid in kind interest arising subsequent to the date hereof under or in connection with the issuance of PIK Notes (as defined in the PIK Toggle Notes Supplemental Indenture) (and the related guarantees of such Indebtedness) that are issued in accordance with the terms of the PIK Toggle Notes Supplemental Indenture;

(c) additional Indebtedness which constitutes Noteholder Secured Obligations (and which qualifies as and is Subordinate Debt Lien) permitted under the Intercreditor Agreement, provided that the aggregate amount of the Noteholder Secured Obligations (for certainty, inclusive of the Indebtedness owing pursuant to Section 6.01(b) and the Priority Lien Debt owing pursuant to this Agreement) outstanding shall at no time exceed the amount which is from time to time equal to the Canadian Dollar Equivalent of US$345,000,000 (the "Senior Notes Cap") provided that no additional indebtedness may be incurred should there exist a Default or Event of Default or would arise as a result of the incurrence thereof;

(d) provided no Default or Event of Default exists at the time such Indebtedness is incurred or would arise as a result of the incurrence thereof, Indebtedness incurred pursuant to any Refinancing of any Indebtedness under clause (b) or (c) above, in each case on market terms and conditions and provided that (i) the final maturity date of such Indebtedness shall not occur on a date which is prior to six months following the Maturity Date, and (iii) all such Refinancing of Indebtedness under clause (c) above which continues to be Noteholder Secured Obligations shall be subject to the Senior Notes Cap, and (iii) all such Refinancing of Indebtedness under clause (c) above may be secured by Liens in favour of the Collateral Trustee, subject to the terms of the Intercreditor Agreement but, for certainty, no Refinancing of such Indebtedness shall be permitted to constitute Priority Lien Debt;

(e) any Indebtedness of one Loan Party to another Loan Party;

(f) any Guarantee by a Loan Party of Indebtedness permitted pursuant to this Section 6.01 of any other Loan Party;

(g) provided no Default or Event of Default exists at the time such Indebtedness is incurred or would arise as a result of the incurrence thereof, any Indebtedness of the Loan Parties secured by Purchase Money Liens (and any Liens on Inventory only relates to goods that are not for sale by a Loan Party) or constituting Capital Lease Obligations (other than, for greater certainty, Capital Lease Obligations in connection with any Sale and Leaseback Transaction which shall be governed by Section 6.08), in an aggregate amount outstanding at any time not exceeding $75,000,000 for all Loan Parties provided further, that in the case of Inventory, Purchase Money Liens shall not exceed $20,000,000 for all Loan Parties and such Inventory shall not be Eligible Inventory;

(h) Indebtedness under Sale and Leaseback Transactions permitted under Section 6.08;

(i) [INTENTIONALLY DELETED];

(j) provided no Default or Event of Default exists at the time such Indebtedness is incurred or would arise as result thereof, any Indebtedness in respect of Derivatives Transactions in any such case entered into with a counterparty that is not a Lender or a Derivatives Lender (as defined in the ABL Credit Agreement) and which Indebtedness:

(i) is not secured by any Lien on any Property of any Loan Party granted in favour of the applicable counterparty; or

(ii) may be supported by one or more letters of credit issued pursuant to the ABL Credit Agreement or secured by collateral consisting of the pledge or the deposit of cash or Cash Equivalents up to an aggregate amount not to exceed $10,000,000 at any time;

(k) Indebtedness which is unsecured arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of being incurred;

(l) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m) unsecured Guarantees in the ordinary course of business of any Loan Party of the obligations of suppliers to or licensees of such Loan Party;

(n) [INTENTIONALLY DELETED];

(o) other Indebtedness of the Loan Parties in respect of accommodation guarantees for the benefit of trade creditors of any such person, trade letters of credit, standby letters of credit, performance bonds, bankers' acceptances and surety bonds, in each case, incurred in the ordinary course of business of the Loan Parties, or any of them, in an aggregate principal amount not in excess of $5,000,000 at any one time outstanding;

(p) provided no Default or Event of Default exists at the time such Indebtedness is incurred or would arise as a result of the incurrence thereof, other Indebtedness of any of the Loan Parties not to exceed, in the aggregate at any time outstanding, $25,000,000;

(q) provided that (A) no Default or Event of Default exists at the time such Indebtedness is incurred or would arise as a result of the incurrence thereof, (B) the conditions to such debt incurrence pursuant to the ABL Credit Agreement as in effect on date hereof have been met, (C) the Borrower's

Fixed Charge Coverage Ratio immediately prior to giving effect to such incurrence is equal or greater than 1.0:1.0, and (D) all of the net proceeds of such Debt are used to fully or partially pay the consideration for any Asset Acquisition or such Debt constitutes Acquired Debt, additional Indebtedness of any Loan Party (to an aggregate maximum amount incurred from September 13, 2012 to July 31, 2017 not to exceed $250,000,000) which may be secured by one or more Liens on any property, assets or undertaking of any of the Loan Parties, provided that:

(i) such Liens shall relate only to property and assets of any of the Loan Parties other than Collateral; or

(ii) such Liens shall relate only to any Notes Priority Lien Collateral and rank behind the Liens in favour of the Collateral Trustee and the Administrative Agent therein all in accordance with and subject to the terms of the Intercreditor Agreement; and

(r) unsecured Indebtedness incurred by the Borrower or any Loan Party to an aggregate maximum amount incurred from September 13, 2012 to July 31, 2017 not to exceed $250,000,000 provided that after giving pro forma effect to such incurrence, (A) no Default or Event of Default will have occurred and be continuing or result therefrom and (B) the Borrower's Fixed Charge Coverage Ratio is (x) equal to or higher than the Borrower's Fixed Charge Coverage Ratio immediately prior to giving effect to such incurrence, and (y) equal to or greater than 2.0:1.0 immediately prior to giving effect to such incurrence, and (C) the conditions to such debt incurrence pursuant to the ABL Credit Agreement have been met. To the extent that the Base Note Indenture and the PIK Toggle Notes Supplemental Indenture are amended so that the requirement set forth in (y) above is modified, the Lenders agree to amend this Agreement in order to reflect a corresponding amendment to such section (y).

SECTION 6.02. Liens. No Loan Party will, and no Loan Party will permit any Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by any Loan Party, except Permitted Liens.

SECTION 6.03. Fundamental Changes.

(a) No Loan Party will, and no Loan Party will permit any other Loan Party to;

(i) merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with such Loan Party;

(ii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve without the prior written consent of the Administrative Agent; or

(iii) liquidate, wind-up or dissolve itself,

except that (x) any Loan Party may do any of the foregoing if the applicable transaction(s) involve only one or more Loan Parties, provided that if such transactions involve the Borrower, the entity resulting from such transaction(s) will be the Borrower, and the Borrower provides the Administrative Agent with no less than 30 days prior written notice of the applicable transactions and promptly take whatever steps and deliver whatever documents (including Collateral Documents) as may reasonably be required by the Administrative Agent or any Co-Collateral Agent to ensure that the rights and interests of the Administrative Agent and the Lenders are not adversely affected as a result of such transactions.

(b) No Loan Party shall and no Loan Party shall permit any other Loan Party to engage to any material extent (such materiality to be determined in the context of the business(es) carried on by the Loan Parties as a whole) in any business other than the manufacture and sale of paper, pulp, containerboard and other wood products and businesses ancillary or reasonably related thereto, which ancillary businesses shall, without limitation, include the generation and sale of energy from generation facilities ancillary to the operations of the Loan Parties or any of them, or any of their Subsidiaries and provided that the applicable Loan Parties shall be permitted to continue to engage in the businesses comprising the Investments identified in Schedule 6.04(b).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will make, and no Loan Party shall permit any other Loan Party to make, any Investment in or Acquisition of (including pursuant to any amalgamation with any Person that was not a Loan Party prior to such amalgamation) or Guarantee any obligations of any other Person, or permit to exist any other Investment, except, subject to as provided at the end of this Section 6.04:

(a) Investments by a Loan Party in any other Loan Party;

(b) Investments by any Loan Party in any Subsidiary which is not a Loan Party to the extent outstanding at the Effective Date as set forth in Schedule 6.04(b);

(c) Investments in Cash Equivalents which are subject to a Lien under the Collateral Documents;

(d) Guarantees permitted by Section 6.01;

(e) loans and advances (including relocation/moving, travel, payroll and housing related advances) in the ordinary course of business to employees, directors or officers of any of the Loan Parties or their Subsidiaries so long as the aggregate principal amount thereof outstanding at any time shall not exceed $5,000,000;

(f) Investments in securities or other obligations received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon and in respect of the bankruptcy or insolvency of trade creditors or customers or in connection with the settlement of delinquent accounts in the ordinary course of business, and Investments received in good faith in settlement of disputes or litigation;

(g) other Investments not otherwise permitted under this Section 6.04 in an aggregate amount for all Loan Parties not to exceed $5,000,000 at any time outstanding; and

(h) any other Investment or Acquisition, provided that (i) no Default or Event of Default exists at the time any such Investment is made or Acquisition completed or would arise as a result of the making of such Investment or completion of such Acquisition; (ii) prior to and at the time immediately following the making of such Investment or the completion of such Acquisition, the Borrower is in compliance with all conditions set forth in the ABL Credit Agreement as in effect on date hereof; and (iii) in the case of an Acquisition, the Administrative Agent and/or the Collateral Trustee shall receive such guarantees and security, opinions and other documents as it may reasonably require, all in form and substance satisfactory to the Administrative Agent in respect of (A) any Notes Priority Lien Collateral so acquired (and any Notes Priority Lien Collateral of a Subsidiary so acquired) (collectively, the "Acquired Notes Collateral"), unless, subject to the requirements of Section 5.11(b), such Acquired Notes Collateral is acquired by an Unrestricted Subsidiary (or such acquired Subsidiary holding such Acquired Notes Collateral is an Unrestricted Subsidiary); and (B) any assets acquired that constitute ABL Priority Lien

Collateral where one or more Liens have been or are to be granted to the ABL Agent (or any holder of Liens securing any Refinancing of Indebtedness permitted pursuant to Section 6.01(c)) in such acquired assets, subject to the terms of the Intercreditor Agreement; and as otherwise contemplated by and as may be required in accordance with Section 5.11, acting reasonably;

provided that, notwithstanding any other provision of this Agreement, no Loan Party will make, and no Loan Party shall permit any of its Subsidiaries to make, any Investment or Acquisition consisting of the participation in, purchase or other acquisition of rights under this Agreement, any other Loan Document or any of the Obligations.

SECTION 6.05. Derivatives Transactions. No Loan Party will enter into or engage in any Derivatives Transactions (i) which would cause or result in a breach, default or contravention of any of the Base Note Indenture or the Notes; or (ii) for speculative purposes.

SECTION 6.06. Restricted Payments. No Loan Party will, and no Loan Party will permit any other Loan Party to, declare, pay or make, or agree to declare, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends with respect to its Equity Securities payable solely in additional Equity Securities;

(b) any Loan Party (other than the Borrower) may declare and pay dividends to or otherwise make Restricted Payments to the Borrower or any other Loan Party and any Loan Party (other than the Borrower) may redeem or repurchase its own Equity Securities;

(c) any Loan Party may declare, pay, or make or agree to pay or make, any Restricted Payment, other than a Restricted Payment contemplated by clause (v) of the definition thereof, provided that, subject to as provided further below (i) no Default or Event of Default exists at the time such Restricted Payment is declared, paid or made or agreed to be made or would arise as a result of such Restricted Payment having been declared, paid or made, or agreed to be made, as the case may be; and (ii) prior to and upon giving effect to any such Restricted Payment being declared, paid or made or agreed to be made, as the case may be, the Borrower is in compliance with all conditions set forth in the ABL Credit Agreement as in effect on date hereof; and

(d) any Loan Party may declare, pay, or make or agree to pay or make a Restricted Payment contemplated by clause (v) of the definition thereof with respect to the Notes including any mandatory payment or prepayment (including for greater certainty, any mandatory prepayment required upon a sale of assets) or scheduled payment of principal, interest, premium or other amount in respect of any Indebtedness contemplated by such clause (v), provided that

(i) no Default or Event of Default exists at the time such Restricted Payment is declared, paid or made or agreed to be paid or made or would arise as a result of such Restricted Payment being declared, paid or made or agreed to be paid or made, as the case may be; and

(ii) with respect to any such Restricted Payment which constitutes a voluntary prepayment of any principal, interest, premium or other amount in respect of the Indebtedness contemplated in clause (v) of such definition with respect to the Notes at or below par, prior to and upon giving effect to any such Restricted Payment being declared, paid or made, the Borrower is in compliance with all conditions set forth in the ABL Credit Agreement.

(e) any Loan Party may pay or make any Restricted Payment comprising a payment made on account or in respect of any Indebtedness being refinanced pursuant to any Refinancing contemplated in Section 6.01(c)1(d).

SECTION 6.07. Transactions with Affiliates. No Loan Party will, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any Related Party, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to the Loan Party than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, and (c) any Restricted Payment permitted by Section 6.06. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of the Loan Party, (ii) any other transaction with any employee, officer or director of a Loan Party pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Loan Party and entered into in the ordinary course of business, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of the Loan Party on behalf of or for the account of the Loan Party.

SECTION 6.08. Sales and Leaseback Transactions. No Loan Party will enter into any Sale and Leaseback Transaction except, provided no Default or Event of Default exists at the time such Sale and Leaseback Transaction is entered into or would arise as a result of such Sale and Leaseback Transaction being entered into, any Sale and Leaseback Transactions entered into (a) between Loan Parties involving Property which is not and does not include Collateral, or (b) by a Loan Party where: (i) the Property which is the subject matter of the Sale and Leaseback Transaction is not and does not include Collateral; (ii) any Liens arising under or in connection with the lease by the Loan Party of the applicable Property constitutes a Permitted Lien; and (iii) where such Sale and Leaseback Transaction involves real property used in the operations of the Loan Parties, access and usage agreements satisfactory to the Administrative Agent, acting reasonably, have been delivered; and (c) provided further that after giving effect to any Sale and Leaseback Transaction permitted pursuant to paragraphs (a) and (b) hereof, the aggregate amount of all Indebtedness outstanding at any time under all such Sale and Leaseback Transactions entered into by all Loan Parties shall not exceed $100,000,000.

SECTION 6.09. [INTENTIONALLY DELETED].

SECTION 6.10. Unconditional Purchase Obligations. No Loan Party will enter into or be a party to, any Material Contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery of such materials, supplies or other property or services is ever made, provided that this Section 6.10 shall not restrict the ability of any Loan Party to enter into any such contract in the ordinary course of its business to the extent that the materials, supplies or other property or services which are the subject matter of such contract are reasonably expected to be used by the applicable Loan Party in the ordinary course of its business.

SECTION 6.11. No Amendments to Material Contracts. No Loan Party will amend, modify or terminate (or waive any provision of or provide any consent under), any Material Contract in a manner which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12. Sale of Shares and Assets. No Loan Party shall, nor shall any Loan Party permit any other Loan Party to, Dispose of any of its Property (including, without limitation, any Accounts or any Equity Securities) other than the sale of Inventory in the ordinary course of business and other than, provided no Default or Event of Default exists at the time of such Disposition or would arise as a result of such Disposition being effected;

(a) Dispositions of used, worn out, obsolete or surplus Property by any Loan Party in the ordinary course of business and the abandonment or other Disposition of Intellectual Property Rights which, in the reasonable judgment of the applicable Loan Party, are no longer economically practicable to maintain or required in the conduct of the business of the Loan Parties taken as a whole

(b) the Disposition of Excluded Assets;

(c) [INTENTIONALLY DELETED];

(d) [INTENTIONALLY DELETED];

(e) mergers, amalgamations, consolidations, liquidations, wind-ups and dissolutions permitted by Section 6.03;

(f) Dispositions of Property pursuant to Sale and Leaseback Transactions permitted by Section 6.08;

(g) [INTENTIONALLY DELETED];

(h) leases, subleases or licenses of any Property of any Loan Party in the ordinary course of business which do not, individually or in the aggregate, interfere in any material respect with the conduct of business of any Loan Party;

(i) Dispositions of assets comprising Collateral (other than cash or Cash Equivalents) between or among Loan Parties, provided that the Collateral Trustee retains a first priority perfected Lien on all such Collateral subject to Permitted Liens;

(j) Dispositions of Equity Securities of any Loan Party made between or among Loan Parties;

(k) Dispositions of any Property (other than Equity Securities of any Loan Party) not comprising Collateral made between or among Loan Parties;

(l) assignments and licenses of Intellectual Property Rights of any Loan Party in the ordinary course of business which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of business by the Loan Parties;

(m) the Disposition of PRSC and the property and assets that are the subject of the agreement between the Borrower and the City of Powell River dated April 17, 2012, or any portion thereof; and

(n) any other Disposition of Property, other than Property which is Collateral, having a fair market value for all such Dispositions, in the aggregate for all of the Loan Parties, of not greater than the amount which is equal to 15% of Consolidated Tangible Assets valued immediately prior to any such Disposition, during the period from September 13, 2012 to July 31, 2017.

If a Disposition is effected pursuant to a transaction permitted under this Section 6.12, and no Default or Event of Default exists or would result therefrom, the relevant Loan Party that owns the Collateral that is the subject of such Disposition shall be released from the Liens constituted by the Loan Documents and the Priority Lien Representative is authorized by the Lenders, at the cost of the Borrower, to provide written authorization to the Collateral Trustee to allow it to (subject to the provisions of the Collateral Trust Agreement) execute and deliver to the applicable Loan Party all such releases and discharges (in

registrable form where necessary), of all Liens held by the Collateral Trustee in respect of the applicable Collateral to the extent necessary to permit such Disposition to be completed free and clear of such Liens.

SECTION 6.13. Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall and no Loan Party shall permit any other Loan Party to (a) change its name, (b) change its chief executive office, registered office pursuant to its Organizational Documents, principal place of business, mailing address, corporate offices, the location of its records, including books and records, concerning the Collateral or warehouses or locations at which Collateral is held, stored or located, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its jurisdiction of organization or (e) change its jurisdiction of formation, amalgamation or organization without, in each case above except for subsection (c) (which shall require the prior written consent of the Administrative Agent and the Required Lenders), at least 30 days' prior written notice to the Collateral Trustee, Administrative Agent and each Co-Collateral Agent and after taking any such action as the Collateral Trustee, Administrative Agent or any Co-Collateral Agent may reasonably require be taken in order to ensure the continued perfection (in order to protect the priority) of any Liens in favour of the Collateral Trustee, Administrative Agent, in any Collateral, and provided that any such new location shall be in Canada or the United States. Without limiting the foregoing, no Loan Party shall change its name, identity or corporate structure in any manner that might make any financing, financing change, or continuation statement or other applicable perfection filing made in respect of any Lien granted in favour of the Administrative Agent under the Loan Documents materially misleading within the meaning of the PPSA, UCC or any other Applicable Law except upon 30 days' prior written notice to the Administrative Agent and after the written acknowledgement of the Administrative Agent that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favour of the Administrative Agent in any Collateral, has been completed or taken. No Loan Party shall change its Fiscal Year.

SECTION 6.14. [INTENTIONALLY DELETED].

SECTION 6.15. Priority Lien Debt. Other than the Term Loan and the guarantees delivered by the Loan Guarantors of such indebtedness, no Loan Party shall incur any additional Priority Lien Debt.

SECTION 6.16. Statutory Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order or designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the *Criminal Code* (Canada) (collectively, the "Terrorist Lists"). No Loan Party is a Person who is otherwise the target of Canadian economic sanctions laws such that a Canadian Person cannot deal or otherwise engage in business transactions with such Person or is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on any Terrorist List or a foreign government that is the target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian law. No Loan Party

and no Subsidiary of a Loan Party is a Person with which a Canadian Person cannot deal with or otherwise engage in business transactions,

(b) Each Loan Party and each of its Subsidiaries shall be and remain in compliance with all applicable economic sanctions laws and all applicable anti-money laundering and counter-terrorism financing laws, including the provisions of the *Proceeds of Crime (Money Laundering) and Terrorist Financing Act* (Canada), the *Criminal Code* (Canada), the *United Nations Act* (Canada), the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Patriot Act, and other federal, provincial, territorial, local or foreign laws relating to "know your customer" and anti-money laundering rules and regulations.

(c) No part of the proceeds of the Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Applicable Laws.

SECTION 6.17. No Amendments to Agreements. No Loan Party shall agree to any amendment or modification to the provisions of the Collateral Trust Agreement (excluding the amendment to the Collateral Trust Agreement required to be delivered as a condition to the Advance of the Term Loan), the Base Note Indenture or the Collateral Documents unless consented to by the Administrative Agent.

ARTICLE VII

Events of Default.

If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on the Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party under any Loan Document which is incorrect in any material respect when made or deemed to be made (but without duplication to any materiality threshold already expressly provided for in any given representation or warranty);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(j)(ii) (notices of Defaults or Events of Default), Section 5.02 (with respect to a Loan Party's existence), Section 5.03, Section 5.07, Section 5.09, Section 5.11, Section 5.15(a) through (c), Section 5.15(d)(iii) and Section 5.15(g)(ii), or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(g) and such failure shall continue unremedied for a period of 10 days after the

earlier of any Loan Party becoming aware of such failure or notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b), (d) or (e) above) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of any Loan Party becoming aware of such failure or notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(g) any Loan Party shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure continues after any applicable grace period specified in the agreement or instrument relating to such Material Indebtedness;

(h) any event or condition (other than any failure to pay contemplated in clause (g) above) occurs and continues after any applicable grace period specified in the agreement or instrument relating to any Material Indebtedness, if such event or condition results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness as permitted pursuant to this Agreement and so long as the proceeds of such sale or transfer are sufficient to, and are applied immediately upon such Indebtedness becoming due to, reduce such secured Indebtedness to nil;

(i) any Loan Party or any of its Subsidiaries:

(i) becomes insolvent, or does not or becomes unable to pay its debts or meet its liabilities as the same generally become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii) commits an act of bankruptcy under Insolvency Laws, makes an assignment of its property for the general benefit of its creditors under Insolvency Laws or the Bankruptcy Code or makes a proposal (or files a notice of its intention to do so) under Insolvency Laws or the Bankruptcy Code;

(iii) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including Insolvency Laws, the Bankruptcy Code and any applicable corporations legislation) or at common law or in equity (other than, for greater certainty, any winding up of any Subsidiary into a Loan Party permitted pursuant to this Agreement, outside of any bankruptcy, insolvency or similar proceeding), or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or a substantial part of its property; or

(v) threatens in writing to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in clauses (i) or (j) of this Article VII or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defence thereof,

(j) any petition is filed, application made or other proceeding instituted against or in respect of any Loan Party or any of its Subsidiaries:

(i) seeking to adjudicate it an insolvent;

(ii) seeking a receiving order against it under Insolvency Laws;

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or of a substantial part of its assets any other relief under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including Insolvency Laws or the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity (other than, for greater certainty, any winding up of any Subsidiary into a Loan Party permitted pursuant to this Agreement, outside of any bankruptcy, insolvency or similar proceeding); or

(iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or a substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Loan Party thereunder in the interim, such grace period will cease to apply, and provided further that if the Loan Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(k) any other event occurs which, under the Applicable Law of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either clauses (i) or (j) of this Article VII;

(l) one or more judgments for the payment of money in a cumulative amount in excess of $25,000,000 (or its then equivalent in any other currency) (not fully covered by insurance as to which the relevant insurance company has not denied coverage) in the aggregate is rendered against any Loan Party or any combination thereof and the Loan Party has not (i) provided for its discharge or satisfaction or vacated such judgment in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(m) any property of any Loan Party having a fair market value in excess of $25,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distrain), or any Lien thereon securing Indebtedness in excess of $25,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of the Borrower, any other Loan Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right continues in effect and is not released, satisfied, vacated, stayed, or discharged within 45 days or such longer period during which entitlement to the use of such property continues with the Loan Party (as the case may be), and the Loan Party (as the case may be) is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the Loan Party (as the case may be), or is sold, in the interim, such grace period will cease to apply;

(n) one or more final judgments, not involving the payment of money and not otherwise specified in this clause (n), has been rendered against any Loan Party, the result of which would reasonably be expected to result in a Material Adverse Effect, unless the Loan Party (as the case may be) has (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(o) this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Loan Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Loan Party, or any Loan Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Loan Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Loan Party to perform any of its material obligations hereunder or thereunder;

(p) any Lien purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) Lien in Collateral;

(q) a Material Adverse Effect shall occur;

(r) a Change in Control shall occur;

(s) the audited financial statements of the Borrower are qualified by the Borrower's independent auditors with a "going concern" or like qualification or exception or contain a qualification or exception as to the scope of the audit, provided that the Borrower shall have a period of 90 days to cure or remedy such failure, subject to an extension for an additional 30 days (such cure period not to exceed 120 days in the aggregate) in the sole discretion of the Administrative Agent and the Required Lenders; and for greater certainty, if the audited consolidated financial statements of the Borrower for the next annual period are not qualified by the Borrower's independent auditors with a "going concern" or like

qualification or exception or contain a qualification or exception as to the scope of the audit, such failure shall deemed to be remedied;

(t) the repayment in full of the ABL Obligations and the permanent cancellation of the commitments under the ABL Credit Agreement;

(u) there exists an Event of Default (as defined in the ABL Credit Agreement);

(v) any Loan Party shall voluntarily terminate, or voluntarily cause to be terminated, any Defined Benefit Plan if such plan would have a solvency deficiency or wind-up deficiency on the effective date of the termination of more than $1,000,000 provided that such event will not constitute an Event of Default if it does not constitute an event of default pursuant to the ABL Credit Agreement (provided that the ABL Credit Agreement continues to be operative); or

(w) v) any Loan Party shall, without the prior written consent of the Administrative Agent on behalf of the Lenders, (i) establish or contribute to any new Defined Benefit Plan, (ii) contribute to or assume an obligation to contribute to any new US Pension Plan to which the Loan Party is not already contributing on the Effective Date, or (iii) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability to make annual payments in respect of any solvency deficiency or wind-up deficiency which would exceed or could reasonably be expected to exceed $2,000,000 in aggregate for all such Defined Benefit Plans and US Pension Plans; provided that such event described in (iii) will not constitute an Event of Default if the annual payments which the Loan Parties are (as required by Applicable Law) required to make in order to fund all solvency and wind-up deficiencies in connection with all Defined Benefit Plans and US Pension Plans acquired of Persons in whom interests are acquired after the Effective Date exceeds $2,000,000 but is less than $10,000,000 and the Borrower has delivered to the Administrative Agent projections containing reasonable detail certified by a Financial Officer of the Borrower as being the best estimates of the Borrower, evidencing that the Fixed Charge Coverage Ratio is projected to be greater than 1.0:1.0 for the trailing twelve (12) month period ending on the last day of each fiscal month for the next twelve (12) months commencing with the fiscal month in which such acquisition occurs (as supported, in each case, by documentation in form and substance satisfactory to the Administrative Agent, acting reasonably);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Term Loan to be due and payable in whole, and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clauses (i) or (j) of this Article VII, the Commitments shall automatically terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the PPSA and the UCC.

ARTICLE VIII

The Administrative Agent.

SECTION 8.01. Administrative Agent.

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

For the purposes of holding any security granted by the Borrower or any other Loan Party pursuant to the laws of the Province of Québec to secure payment of any bond, debenture or other title of indebtedness issued by the Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Collateral Trustee to act as the person holding the power of attorney (i.e. "*fondé de pouvoir*") (in such capacity, the "Attorney") of the Lenders as contemplated under Article 2692 of the *Civil Code of Québec*, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Collateral Trustee (in such capacity, the "Custodian") to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of, and the Collateral Trustee may acquire, any bond, debenture or other title of indebtedness which may be issued under any hypothec, the whole notwithstanding Section 32 of *An Act respecting the special powers of legal persons* (Québec) or any other Applicable Law (i.e. the fondé de pouvoir may acquire and hold the first bond or debenture issued under any deed of hypothec by the Borrower or any Loan Party), and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, pledge, bond, debenture or other title of indebtedness, Applicable Laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, pledge, bond, debenture or other title of indebtedness on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Substitution of the Collateral Trustee pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or

exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such

successor. After the Administrative Agent's resignation hereunder, the provisions of this Article, Section 2.17(c) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The joint bookrunners and co-lead arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

SECTION 8.02. Co-Collateral Agents.

Each of Wells Fargo Capital Finance Corporation Canada and Canadian Imperial Bank of Commerce are hereby appointed as Co-Collateral Agents, and each of Wells Fargo Capital Finance Corporation Canada and Canadian Imperial Bank of Commerce hereby accept such appointment. Notwithstanding any other provision of this Agreement or any other Loan Document, all determinations to be made with respect to any matter related to the Collateral, intercreditor and/or subordination agreements relating to Collateral, information rights relating to Collateral, access rights, appraisal rights, and audit rights (hereinafter collectively referred to as a "Collateral Matter") shall be made by the Co-Collateral Agents as set forth in this Section 8.02. If a Co-Collateral Agent makes any proposal with respect to a Collateral Matter, each other Co-Collateral Agent shall respond to such proposal within three Business Days of such proposal being made. In the event that the Co-Collateral Agents cannot agree on a determination with respect to a Collateral Matter, the determination shall be made by the individual Co-Collateral Agent either: (x) asserting the more conservative credit judgment (i.e., the credit judgment that would cause action to be undertaken which is more protective of the Lenders (such as, for example, increased reporting, or the undertaking of audits or appraisals)), or (y) declining to permit the requested action for which consent is being sought by the Borrower; provided, however, that, in the event an issue cannot be resolved by either the more conservative credit judgment or declining to permit a requested

action by the Borrower or Loan Parties (such as the selection or replacement of an appraisal firm), then the decision of the Administrative Agent shall be final. In order to effectuate the intent of this Section 8.02, the Administrative Agent agrees upon request from any Co-Collateral Agent to promptly deliver to the requesting Co-Collateral Agent copies of all documents, notices and other information delivered by a Credit Party to the Administrative Agent which such Co-Collateral Agent requests. Likewise, if the Administrative Agent is entitled to request additional information from a Loan Party with respect to a Collateral Matter, the Administrative Agent shall make any such request upon the direction of a Co-Collateral Agent. The Co-Collateral Agents acknowledge between themselves that matters relating to the discharge and release of Collateral may, subject to the provisions of the Collateral Trust Agreement, require action on the part of the Collateral Trustee.

ARTICLE IX

Miscellaneous.

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at:

Catalyst Paper Corporation
2nd Floor, 3600 Lysander Lane
Richmond, British Columbia V7B 1C3

Attention: Vice President and Treasurer
and Vice President and General Counsel
Facsimile No: 604-247-0551

(ii) if to the Administrative Agent, to Canadian Imperial Bank of Commerce at:

199 Bay Street
4th Floor
Commerce Court West
Toronto ON M5L 1A2

Attention: Director of Portfolio Management, CIBC Asset Based Lending
Facsimile No: (416) 861-9422

with a copy to:

McCarthy Tétrault LLP
Suite 5300
Toronto Dominion Bank Tower
Toronto ON M5K 1E6

Attention: Joel Scoler
Facsimile No: 416-868-0673

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce or forgive the principal amount of any portion of the Term Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby;

(iii) postpone any scheduled date of payment of the principal amount of the Term Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender;

(v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly affected thereby;

(vi) release any Loan Guarantor from its obligation under its Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender; or

(vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Co-Collateral Agent without the prior written consent of the Administrative Agent or any Co-Collateral Agent, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Priority Lien Representative, at its option and in its sole discretion in the circumstances set out in clauses (i) and (iv) below (after the Priority Lien Representative has received the consent of each Co-Collateral Agent), to authorize and direct the Collateral Trustee to release any Liens granted to the Collateral Trustee by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent and each Co-Collateral Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guarantee provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not agree to a release of any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, agree to a release of Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any

calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of "each Lender" or "each Lender affected thereby," the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a "Non-Consenting Lender"), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Priority Lien Representative and each Co-Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Priority Lien Representative and each Co-Collateral Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and all out-of-pocket expenses incurred by the Administrative Agent, the Priority Lien Representative, each Co-Collateral Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Priority Lien Representative or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loan, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination – to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate, in the discretion of the Administrative Agent and each Co-Collateral Agent;

(iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent's Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower or to another deposit account, all as described in Section 2.18(c).

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Priority Lien Representative and each Co-Collateral Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.17, (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (vi) any other aspect of this Agreement and the other Loan Documents, or (vii) the enforcement of any Indemnitee's rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Transactions are consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. Notwithstanding any of the foregoing, this Section 9.03(b) shall not apply to Taxes subject to the indemnification provisions of Section 2.17 but shall, for certainty, apply to Taxes that represent losses, claims or damages arising from any claim that is not a claim in respect of Taxes that is subject to the indemnification provisions of Section 2.17.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent, the Priority Lien Representative or each Co-Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Co-Collateral Agents, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Priority Lien Representative or the Co-Collateral Agent in its capacity as such.

(d) To the extent permitted by Applicable Law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, the Term Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent (other than in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assignee (provided that no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and Applicable Laws, including federal, provincial, territorial and state securities laws.

For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.15, Section 2.07(b) or Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loan owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Term Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this

Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any court sitting in British Columbia in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in British Columbia. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents,

including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or (i) with the consent of the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. **EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.**

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make the Term Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Term Loan provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Applicable Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act") hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15. Anti-Money Laundering Legislation.

(a) The Loan Parties acknowledge that, pursuant to the *Proceeds of Crime (Money Laundering) and Terrorist Financing Act* (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Credit Parties may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. The Loan Parties shall promptly provide all such information in their possession, including supporting documentation and other evidence, as may be reasonably requested by any Credit Parties, or any prospective assignee or participant of a Credit Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Credit Party, and this Agreement shall constitute a "written agreement" in such regard between the Administrative Agent and each other Credit Party within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Credit Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Credit Parties agrees that the Administrative Agent has no obligation to ascertain the identity of any Loan Party or any authorized signatories of any Loan Party on behalf of any Credit Party, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.16. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.17. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with the PPSA, Article 9 of the UCC or any other Applicable Law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent's request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.

SECTION 9.18. Judgment Currency Conversion.

(a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in US Dollars or in Canadian Dollars, as the case may be (the "Obligation Currency"), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent's quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Loan Party under this Section 9.18(b)) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.19. Paramountcy. In the event of a conflict in or between the provisions of this Agreement and the provisions of any other Loan Document then, notwithstanding anything contained in such other Loan Document, the provisions of this Agreement will prevail. In particular, if any act or omission of a Loan Party is expressly permitted under this Agreement but is expressly prohibited under another Loan Document, such act or omission shall be permitted pursuant to the provisions of this Agreement. If any act or omission is expressly prohibited under a Loan Document (other than this Agreement), or this Agreement does not expressly permit such act or omission or if any act is expressly required to be performed under such Loan Document but this Agreement does not expressly relieve the applicable Loan Party from such performance, such circumstance shall not constitute a conflict in or between the provisions of this Agreement and the provisions of such Loan Document. Nothing contained in any Loan Document shall limit or restrict the rights and remedies available to the Administrative Agent and the Lenders pursuant to the provisions of this Agreement.

SECTION 9.20. Loan Party Acknowledgement. Each Loan Party hereby acknowledges, confirms and agrees in favour of the Administrative Agent and the Lenders that each of the Collateral Documents remains legal, valid and binding obligations of it, unamended to the date hereof.

ARTICLE X

Miscellaneous

SECTION 10.01. Illegality Clause.

(a) Without limiting the foregoing, if any Lender determines, acting reasonably, that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make or maintain the Term Loan to the Borrower then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay the relevant portion of the Term Loan. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender and acting reasonably, otherwise be materially disadvantageous to such Lender.

(b) If any Lender determines, acting reasonably, that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided, that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

SECTION 10.02. Priority Lien Representative.

(a) Each of the Lenders hereby appoints Canadian Imperial Bank of Commerce as the Priority Lien Representative and authorizes the Priority Lien Representative to take such actions on its behalf and to exercise such powers as are delegated to it pursuant to the Collateral Trust Agreement, together with such actions and powers as are reasonably incidental thereto. The exercise of the powers by the Priority Lien Representative pursuant to the Collateral Trust Agreement shall be subject to the provisions of Section 8.02 of this Agreement.

(b) The Priority Lien Representative shall not have any duties or obligations except those expressly set forth in the Collateral Trust Agreement. Without limiting the generality of the foregoing, (a) the Priority Lien Representative shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Priority Lien Representative shall have not any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Trust Agreement or the Loan Documents that the Priority Lien Representative is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Priority Lien Representative shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Priority Lien Representative or any of its Affiliates in any capacity. The Priority Lien Representative shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.

(c) The Priority Lien Representative shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Priority Lien Representative by the Borrower or a Lender, and the Priority Lien Representative shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

(d) The Priority Lien Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Priority Lien Representative also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Priority Lien Representative may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Priority Lien Representative may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Priority Lien Representative. The Priority Lien Representative and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Priority Lien Representative and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Priority Lien Representative.

(f) Subject to the appointment and acceptance of a successor Priority Lien Representative as provided in this paragraph, the Priority Lien Representative may resign at any time by notifying the Lenders, the Borrower and the Collateral Trustee. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Priority Lien Representative gives notice of its resignation, then the retiring Priority Lien Representative may, on behalf of the Lenders, appoint a successor Priority Lien Representative. Upon the acceptance of its appointment as Priority Lien Representative hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Priority Lien Representative, and the retiring Priority Lien Representative shall be discharged from its duties and obligations. After the Priority Lien Representative's resignation hereunder, the provisions of this Article, and Section 9.03 shall continue in effect for the benefit of such retiring Priority Lien Representative, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Priority Lien Representative.

(g) Each of the Lenders hereby authorizes the Priority Lien Representative to execute and deliver on the Effective Date the Collateral Trust Joinder substantially in the form attached hereto as Exhibit G. The Administrative Agent and the Lenders acknowledge and agree that the Exhibits to this Agreement form part of this Agreement and that Exhibit G, following its execution, shall be binding on the Administrative Agent in its capacity as Priority Lien Representative.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CATALYST PAPER CORPORATION

By: ______________________

Name: David L. Adderley
Title: Vice President

CATALYST PAPER, by its Managing Partner, CATALYST PAPER CORPORATION

By: ______________________

Name: David L. Adderley
Title: Vice President

CATALYST PAPER HOLDINGS INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

CATALYST PAPER (USA) INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

CATALYST PULP AND PAPER SALES INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

CATALYST PULP SALES INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

CATALYST PULP OPERATIONS LIMITED

By: ______________________

Name: Patricia Sakai
Title: Treasurer

CATALYST PAPER (SNOWFLAKE) INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

PACIFICA PAPERS SALES INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

PACIFICA PAPERS US INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

PACIFICA POPLARS INC.

By: ______________________

Name: Patricia Sakai
Title: Treasurer

PACIFICA POPLARS LTD.

By: ______________________

Name: Patricia Sakai
Title: President

0606890 B.C. LTD.

By: ______________________________
Name: Patricia Sakai
Title: President

CATALYST PAPER ENERGY HOLDINGS INC.

By: ______________________________
Name: Patricia Sakai
Title: President

ELK FALLS PULP AND PAPER LIMITED

By: ______________________________
Name: Patricia Sakai
Title: President

CANADIAN IMPERIAL BANK OF COMMERCE,
as Administrative Agent and Lender

By: ______________________
Name: David Carson
Title: AUTHORIZED SIGNATORY

By: ______________________
Name: Joseph Amone
Title: AUTHORIZED SIGNATORY

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Co-Collateral Agent and Lender

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

Trevor Tysick
Assistant Vice President
Wells Fargo Capital Finance
Corporation Canada

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXPORT DEVELOPMENT CANADA, as Lender

By: ____________________
Name: MATTHEW DEVINE
Title: FINANCING MANAGER

By: ____________________
Name: DAVID GUY
Title: VP, CORPORATE & ASSET-BACKED LENDING

COMMITMENT SCHEDULE

Lender	Commitment
Canadian Imperial Bank of Commerce	$8,571,428.60
Wells Fargo Capital Finance Corporation Canada	$8,571,428.60
Export Development Canada	$2,857,142.80
Total	**Cdn$20,000,000**

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [***Insert name of Assignor***] (the "Assignor") and [***Insert name of Assignee***] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________
2.	Assignee:	______________________ [and is an Affiliate/Approved Fund of [identify Lender]]
3.	Borrower:	[Catalyst Paper Corporation]
4.	Administrative Agent:	[Canadian Imperial Bank of Commerce], as the administrative agent under the Credit Agreement
5.	Credit Agreement:	Credit Agreement dated as of March 20, 2014 between, among others, Catalyst Paper Corporation, the other Loan Parties party thereto, the Lenders party thereto, and Canadian Imperial Bank of Commerce, as Administrative Agent
6.	Assigned Interest:	

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$•	$•	•%
	$•	$•	•%
	$•	$•	•%

Effective Date: _____________ ___, 20___ **[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]**

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: ______________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: ______________________________
Name:
Title: